     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1996



                                                      REGISTRATION NO. 333-06051

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                     VOXEL
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                             3823                             33-0301060
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
         OF INCORPORATION)              CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                         26081 MERIT CIRCLE, SUITE 117
                         LAGUNA HILLS, CALIFORNIA 92653
                                 (714) 348-3200

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              ALLAN M. WOLFE, M.D.
                         26081 MERIT CIRCLE, SUITE 117
                         LAGUNA HILLS, CALIFORNIA 92653
                                 (714) 348-3200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             RANDOLF W. KATZ, ESQ.                          LAURA B. HUNTER, ESQ.
                ARTER & HADDEN                         BROBECK, PHLEGER & HARRISON LLP
           5 PARK PLAZA, SUITE 1000                   4675 MACARTHUR COURT, SUITE 1000
           IRVINE, CALIFORNIA 92714                    NEWPORT BEACH, CALIFORNIA 92660
                (714) 252-7500                                 (714) 752-7535

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
                                                                          PROPOSED
                                                          PROPOSED        MAXIMUM
                                                          MAXIMUM        AGGREGATE       AMOUNT OF
        TITLE OF EACH CLASS OF           AMOUNT TO BE  OFFERING PRICE     OFFERING      REGISTRATION
      SECURITIES TO BE REGISTERED        REGISTERED(1)   PER UNIT(2)      PRICE(2)         FEE(3)
- ------------------------------------------------------------------------------------------------------
Common Stock, no par value.............    3,220,000       $5.25        $16,905,000      $5,829.00
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------



(1) Includes 420,000 shares which may be purchased in whole or in part by the Underwriters to cover over-allotments, if any.



(2) Estimated solely for purposes of computing the registration fee, based upon the average of the closing bid and ask prices on July 29, 1996, pursuant to Rule 457(c).



(3) $6,785.79 previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     VOXEL

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(b) OF REGULATION S-K
           REFERENCING ITEMS IN PART I OF FORM S-1 TO THE PROSPECTUS

                  ITEM NO. AND CAPTION                           HEADING IN PROSPECTUS
 ------------------------------------------------------  --------------------------------------
  1.    Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus.........  Outside Front Cover Page of Prospectus
  2.    Inside Front and Outside Back Cover Pages of
        Prospectus.....................................  Inside Front Cover Page of Prospectus;
                                                         Outside Back Cover Page of Prospectus
  3.    Summary Information, Risk Factors and Ratio of
        Earnings to Fixed Charges......................  Prospectus Summary; Risk Factors; Use
                                                         of Proceeds; Selected Consolidated
                                                         Financial Data
  4.    Use of Proceeds................................  Prospectus Summary; Use of Proceeds
  5.    Determination of Offering Price................  Outside Front Cover Page of
                                                         Prospectus; Risk Factors; Underwriting
  6.    Dilution.......................................  Risk Factors; Dilution
  7.    Selling Security Holders.......................  Not Applicable
  8.    Plan of Distribution...........................  Outside Front Cover Page of
                                                         Prospectus; Inside Front Cover Page of
                                                         Prospectus; Underwriting
  9.    Description of Securities to Be Registered.....  Outside Front Cover Page of
                                                         Prospectus; Prospectus Summary;
                                                         Description of Securities;
                                                         Underwriting
 10.    Interests of Named Experts and Counsel.........  Not Applicable
 11.    Information with Respect to the Registrant.....  Outside Front Cover Page of
                                                         Prospectus; Prospectus Summary; Risk
                                                         Factors; Use of Proceeds; Price Range
                                                         of Common Stock; Dividend Policy;
                                                         Capitalization; Selected Consolidated
                                                         Financial Data; Management's
                                                         Discussion and Analysis of Financial
                                                         Condition and Results of Operations;
                                                         Business; Management; Certain
                                                         Transactions; Principal Shareholders;
                                                         Debt Financings; Description of
                                                         Securities; Consolidated Financial
                                                         Statements
 12.    Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities....................................  Management

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                      SUBJECT TO COMPLETION, JULY 30, 1996

PROSPECTUS


                                2,800,000 SHARES


                                      LOGO

                                  COMMON STOCK


     All of the 2,800,000 shares of common stock offered hereby are being sold by Voxel (the "Company"). The Company's common stock (the "Common Stock") is traded on the Nasdaq SmallCap Market under the symbol "VOXL." The Company has applied for listing of the Common Stock on the Nasdaq National Market, effective as of the effective date of this offering (the "Offering"). On July 29, 1996, the last sale price of the Common Stock was $5.375 per share. See "Price Range of Common Stock."


     The several underwriters (the "Underwriters") have agreed to allocate up to $1,000,000 of the shares offered hereby for purchase by The Travelers Insurance Company and three of its affiliates (the "Travelers Companies"). The Travelers Companies are current shareholders of the Company. See "Principal Shareholders."

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED
     ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
        IN ADDITION, PURCHASERS OF THESE SECURITIES WILL SUFFER
            IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK
                 FACTORS" COMMENCING ON PAGE 6 AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                           UNDERWRITING
                                        PRICE TO             DISCOUNTS           PROCEEDS TO
                                         PUBLIC         AND COMMISSIONS(1)       COMPANY(2)
- -------------------------------------------------------------------------------------------------
Per Share of Common Stock.........           $                   $                    $
- -------------------------------------------------------------------------------------------------
Total (3).........................           $                   $                    $
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company has also agreed to sell to Cruttenden Roth Incorporated, the representative (the "Representative") of the Underwriters, for nominal consideration, warrants to purchase up to 224,000 shares of Common Stock exercisable at a per share price equal to 120% of the Price to Public (the "Representative's Warrants"). See "Underwriting."


(2) Before deducting expenses payable by the Company estimated to be $506,500 (including the Representative's nonaccountable expense allowance). See "Underwriting."


(3) The Company has granted to the Underwriters a 45-day option to purchase up to an aggregate of 420,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If all shares subject to the over-allotment option are sold by the Company, the total Price to Public, Underwriting Discounts and Commissions,
    and Proceeds to Company will be $          , $          , and $          ,
    respectively. See "Underwriting."


     The shares of Common Stock are offered by the Underwriters when, as, and if delivered to and accepted by the Underwriters, subject to the right to reject any order in whole or in part and certain other conditions. It is expected that delivery of such shares will be made at the offices of Cruttenden Roth Incorporated, Irvine, California or at the facilities of the Depository Trust
Company on or about             , 1996.

                                CRUTTENDEN ROTH
                                  INCORPORATED


                  THE DATE OF THIS PROSPECTUS IS JULY   , 1996

                                   Voxcam(R) Imager

            Voxbox(R) Lightbox                Voxfilm(TM) Holographic Film

The Voxcam, Voxbox, and Voxfilm will not be commercially available for at least four months and may differ in appearance from their depictions above.

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR NASDAQ NATIONAL MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements appearing elsewhere in this Prospectus. As used in this Prospectus, the term "Company" refers to Voxel(TM) and its inactive subsidiary, Holoplex Systems Limited, a United Kingdom corporation. This Prospectus contains forward-looking statements and information which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under the caption "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Voxel is engaged in the development and marketing of a proprietary system (the "Digital Holography System" or the "System") that produces "three-dimensional X-rays" of the internal structure of the human body. The System consists of the Voxcam(R) imager, an electro-optical instrument that holographically images computed tomography ("CT") and magnetic resonance ("MR") data on film; Voxbox(R) light boxes to view the film; and Voxfilm(TM), special silver halide film to record the hologram. The proprietary process used by the Voxcam to encode information makes it possible to record up to 200 or more cross-sectional images from a CT or MR examination on a single sheet of Voxfilm. The finished image is called a Voxgram(R). On September 29, 1995, the Company received clearance from the United States Food and Drug Administration (the "FDA") to market all three elements of its Digital Holography System.

     The Voxgram image is an accurate, three-dimensional holographic replica of the patient's anatomy which is projected through a six-inch deep volume in front of the Voxbox. Conventional CT and MR display techniques provide a large number of individual two-dimensional images, each representing a single cross-sectional plane through the body. The physician is required either to mentally integrate those many images or to examine computer generated renderings that simulate the third dimension. However, these renderings can not and do not display accurate volumetric information and are to be distinguished from Voxel's true three-dimensional holographic images.

     More than 40 medical centers have studied Voxgrams' clinical utility in connection with conditions that affect anatomical regions most commonly targeted by CT and MR examinations -- the head, spine, skeleton, and blood vessels. This research has yielded more than 120 scientific presentations and papers and five articles in medical journals. The results of these studies suggest that Voxgrams provide for more accurate and comprehensive diagnosis of medical conditions and improve surgical planning. The Company believes that Voxgrams may also save time in the operating theatre and in the surgical planning process, and may enable physicians to diagnose conditions that are extremely difficult or impossible to detect with existing display techniques.

     Voxel's principal strategic objective is to make it necessary for diagnostic imaging sites to offer volumetric holographic images in addition to cross-sectional images in order to be considered acceptable providers. The Company's potential domestic market encompasses more than 5,000 hospital and diagnostic imaging centers which, using more than 9,000 CT and MR scanners, performed in excess of 26 million examinations in 1994. Each of these sites is a potential purchaser of the System and each of these patient examinations is a candidate to be printed on Voxfilm. The Company believes that Japanese utilization of CT and MR scanners is comparable to that of the United States and Europe's utilization of CT and MR scanners is growing.

     Assimilating Voxel's technology will not require a major change in a hospital's equipment or procedures. CT and MR data will continue to be collected in the current format, without any modification in routine physician practice. Additional scanner time will not be required and the patient's radiation dose will not be changed. The data will be prepared for holographic printing using a technique similar to that used to prepare two-dimensional images. After scanning the patient, the technician will adjust brightness and contrast to get the most useful images, which will then be printed by the Voxcam.

     Voxel believes that its patent applications and granted patents provide a meaningful proprietary position in all elements of the System including, most importantly, the Voxfilm. The Company, together with its OEM manufacturing partners, is completing initial pre-production Systems in preparation for production of commercial Systems. Initial sales activities are underway, focusing on institutions with active neurosurgery and/or orthopedic surgery practices. The Company expects to work closely with its customers to broaden the clinical applications in which Voxgrams will be routinely used and thereby increase Voxfilm utilization. The Company's objective is to make Digital Holography(TM) a standard of medical imaging.

     Voxel's technology is also potentially useful in a variety of other non-medical settings where volumetric information is important, such as non-destructive testing of airplane parts and volumetric visualization of oil fields and atomic reactor cores. While the Company currently intends to pursue these applications in the future, there can be no assurance that it will have the resources to do so or that its efforts will be successful.

     The Company's principal executive offices are located at 26081 Merit Circle, Suite 117, Laguna Hills, California 92653 and its telephone number is
(714) 348-3200. The Company was incorporated in California in 1988.

                                  THE OFFERING


Common Stock Offered...................................  2,800,000 shares(1)
Shares of Common Stock Outstanding Before the
  Offering.............................................  5,349,198 shares(2)(3)
Shares of Common Stock Outstanding After the
  Offering.............................................  8,149,198 shares(1)(2)
Use of Proceeds........................................  Completion of System development, marketing and sales activities,
                                                         financing of revenue growth, and
                                                         general corporate purposes. See "Use
                                                         of Proceeds."
Nasdaq Symbol..........................................  VOXL


- ---------------

(1) Assumes the Underwriters' over-allotment option is not exercised. See "Underwriting."


(2) Does not include (i) 358,512 shares of Common Stock reserved for as yet unissued options under the Company's 1992 Stock Plan and 1994 Executive Stock Option Plan (collectively, the "Option Plans"), (ii) 353,077 shares of Common Stock issuable upon exercise of outstanding vested stock options under the Option Plans at a weighted average exercise price per share of $1.17, (iii) 153,444 shares of Common Stock issuable upon exercise of outstanding unvested stock options under the Option Plans at a weighted average exercise price per share of $2.29, (iv) 18,140 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price per share of $3.09, (v) 70,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price per share of $2.50 issued in July 1994 in connection with a private financing (the "Bridge Warrants"),
    (vi) 190,000 shares of Common Stock issuable upon exercise of an option to purchase units, each unit consisting of one share of Common Stock and one warrant (the "Unit Purchase Option") issued in connection with the Company's initial public offering at an exercise price per unit of $8.80, (vii) 190,000 shares of Common Stock issuable upon exercise of the warrants included within the units underlying the Unit Purchase Option at an exercise price per share of $10.00, (viii) 1,900,000 shares of Common Stock issuable upon exercise of a like number of outstanding warrants at an exercise price per share of $6.25 (the "Class A Warrants"), and (ix) 224,000 shares of Common Stock issuable upon exercise of the Representative's Warrants at an exercise price per share equal to 120% of the Price to Public set forth on the cover page of this Prospectus. See "Management -- Stock Option Plans," "Debt Financings," "Description of Securities," and "Underwriting."


(3) As of May 15, 1996.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk, including, without limitation, risks relating to product development; the Company's lack of product sales, history of operating losses which are expected to continue until at least 1997, and potential need for additional funds; the delay until product introduction; the uncertainty of obtaining patent protection; and the Company's dependence on a single product system and on others for manufacture. See "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                                   PERIOD FROM
                                                                                                                 APRIL 15, 1988
                                                                                           THREE-MONTHS ENDED       (DATE OF
                                                   YEAR ENDED DECEMBER 31,                     MARCH 31,          INCEPTION) TO
                                      -------------------------------------------------    ------------------       MARCH 31,
                                      1991      1992       1993       1994       1995       1995       1996           1996
                                      -----    -------    -------    -------    -------    -------    -------    ---------------
STATEMENT OF OPERATIONS DATA(1)
Costs and expenses
  Research and development........... $ 443    $   699    $ 1,191    $ 2,924    $ 3,619    $   973    $ 1,005       $  10,134
  General and administrative.........    95        795      1,183      1,484      2,124        413        497           6,496
                                      -----    -------    -------    -------    -------    -------    -------        --------
                                        538      1,494      2,374      4,408      5,743      1,386      1,502          16,630
                                      -----    -------    -------    -------    -------    -------    -------        --------
  Loss from operations...............  (538)    (1,494)    (2,374)    (4,408)    (5,743)    (1,386)    (1,502)        (16,630)
  Interest expense...................   (28)       (31)      (233)      (408)       (33)       (10)        (4)           (805)
  Interest income....................    52         64         10         59        199         75         41             429
                                      -----    -------    -------    -------    -------    -------    -------        --------
Net loss............................. $(514)   $(1,461)   $(2,597)   $(4,757)   $(5,577)   $(1,321)   $(1,465)      $ (17,006)
                                      =====    =======    =======    =======    =======    =======    =======        ========
Pro forma net loss(2)................                     $(2,420)   $(4,481)
                                                          =======    =======
Net loss per share(2)................                                           $ (1.33)   $ (0.32)   $ (0.33)
                                                                                =======    =======    =======
Pro forma net loss per share(2)......                     $ (1.18)   $ (1.67)
                                                          =======    =======
Shares used in computing net loss per
  share(2)...........................                     2,043,842  2,677,788  4,183,355  4,108,794  4,499,303
                                                          =========  =========  =========  =========  =========


                                                                                                 MARCH 31, 1996
                                                                                             -----------------------
                                                                                                              AS
                                                                                              ACTUAL      ADJUSTED(3)
                                                                                             --------     ----------
BALANCE SHEET DATA
Cash, cash equivalents, and short-term investments.........................................  $  2,697      $ 16,187
Working capital............................................................................     2,346        15,836
Total assets...............................................................................     3,308        16,798
Long-term lease obligation.................................................................        11            11
Deficit accumulated during the development stage...........................................   (17,006)      (17,006)
Total common shareholders' equity..........................................................     1,411        14,901
Total shareholders' equity.................................................................     2,911        16,401


- ---------------

(1) The Company is a development-stage business and has generated no operating revenues.

(2) Computed on the basis described in Note 1 to the Company's Consolidated Financial Statements.


(3) Gives effect to the issuance of the 2,800,000 shares of Common Stock offered hereby at an assumed offering price of $5.38 per share and the application of the estimated net proceeds therefrom. Assumes no exercise of the Underwriters' over-allotment option. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in the Common Stock described hereby is speculative and involves a high degree of risk. Investors should carefully consider the following factors before investing in the Common Stock. These securities should be considered only by persons who can afford the loss of their entire investment.

     Lack of Product Sales; Operating Losses Expected to Continue Until At Least 1997. The Company is in the development stage and has generated no operating revenues. To date, the Company has been principally engaged in research and development, product design work, and evaluation studies. The Company does not expect to have its first product commercially available for at least four months from the date hereof. At March 31, 1996, the Company had a deficit accumulated during the development stage of approximately $17,006,000, and working capital of approximately $2,346,000. Operating losses have continued to date. The Company does not anticipate generating meaningful revenue until at least 1997, if at all, and expects to continue to incur operating losses until at least the third quarter of 1997 as the Company increases expenditures for product development, continued United States and international patent prosecution and enforcement, purchase of inventory, and marketing. There can be no assurance that the Company will obtain revenues in an amount sufficient to achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     No Assurance of Successful Product Development, Commercialization, or Sales. To achieve profitable operations, the Company, alone or with others, must successfully develop, introduce, market, and sell products. There can be no assurance that the Digital Holography System will be successfully developed or, if developed, will be successfully marketed, that the Company will realize future revenues, or that the Company will achieve profitability. The Company's products and operations are in development and are subject to the risks inherent in the development of medical devices, including unforeseen delays, expenses, and complications frequently encountered in the development and commercialization of medical devices, the dependence on and attempts to apply new and rapidly changing technology, and the competitive environment of the medical device industry. Many of these events may be beyond the Company's control, such as unanticipated development requirements and manufacturing problems. Further, there can be no assurance that the Digital Holography System, if successfully developed, will attain acceptance by health care providers, payors, or patients. Any failure to develop successfully, or any delays in the successful development of, the Digital Holography System will have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business."

     Dependence on Single Product System. The Company's efforts to date have focused exclusively on the development of the Digital Holography System. Delays in the commercialization of the System, or the failure to achieve acceptance thereof in the marketplace, would have a material adverse effect on the Company's business, financial condition, and results of operations. The Company does not contemplate pursuing products other than the Digital Holography System, in the near or intermediate future.

     Need for Additional Financing. The development and commercialization of medical devices require the expenditure of significant capital. Subsequent to the Offering, the Company may require additional funding in order to achieve its operating objectives. The timing of completion of the commercialization of the Digital Holography System and the extent and timing of commercial acceptance of the System may increase the Company's requirements for capital. If additional capital is required, the Company may seek to obtain such additional funds primarily through additional public or private equity or debt financings. Such additional financing may result in dilution to current shareholders. There can be no assurance that such additional financing, if required, can be obtained on terms acceptable to the Company, if at all. If additional funds are not available, the Company may be required to curtail significantly or to eliminate some or all of its manufacturing or marketing programs or to obtain funds through arrangements with corporate partners or others which may require the Company to relinquish certain rights to its intellectual property or resulting products. The Company currently has no established bank credit arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Time Lapse Until Commercial Product Introduction. The Company does not anticipate that commercial development of the System will be completed for at least four months. To date, the Digital Holography

System has been subject to research testing and will require successful field testing of pre-production prototypes ("Beta Units") before it can be sold commercially. The ongoing development and engineering activities with respect to the Beta Units have required more time than was originally anticipated by the Company and its primary engineering partner, General Scanning, Inc. This delay in manufacturing of initial production units has increased the Company's requirements for capital. The Beta Units will implement significant improvements over the current laboratory prototypes of the Digital Holography System. Field testing of the Beta Units is intended to confirm the proper implementation of those improvements and the complete functionality of the System. There can be no assurance as to the time required to complete such field testing efforts, or if they can be successfully completed. The failure to complete this testing successfully or to introduce the System commercially would have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business."

     No Assurance of Obtaining Patent Protection and Maintaining Confidentiality of Proprietary Information. The Company's commercial success will depend in large part upon its ability to obtain patent protection for the Digital Holography System, maintain confidentiality of its trade secrets and know-how, and operate without infringing upon the proprietary rights of third parties. In 1992, the Company filed a patent application relating to numerous aspects of the Digital Holography System. There can be no assurance that any patent will issue from this application or that, if issued, such patent will cover all or a substantial portion of the claims currently set forth in the application. Patents relating to the Voxbox have been granted in the United States and certain foreign countries. There can be no assurance that any such patents will provide the Company with any competitive advantages, will not be challenged by any third parties, or that such third parties will not design a competitive product around the patents. In addition, there can be no assurance that any of the Company's patents would be held valid by a court of law of competent jurisdiction or, if held valid, that the Company will have sufficient economic resources to enforce or defend its patent rights. In the event the Company is found to have infringed upon the patent rights of others, there can be no assurance that the Company would be able to obtain a license to use any of such patents.

     The Company also relies on its trade secrets and proprietary know-how. The Company has been, and will continue to be, required to disclose its trade secrets and proprietary know-how not only to employees and consultants, but also to potential corporate partners, collaborators, and contract manufacturers. There can be no assurance that any confidentiality agreements that the Company may enter into with such persons will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by competitors. See "Business -- Intellectual Property."

     Uncertainty Relating to Third Party Reimbursement. In the United States, health care providers, such as hospitals and physicians that purchase medical devices and consumables, such as the Company's products, generally rely on third-party payors, principally Medicare, Medicaid, health maintenance organizations, and private health insurance plans to reimburse all or part of the cost of the procedure in which the medical device or consumable is being used. In addition, certain health care providers are moving toward a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per person. Managed care providers may attempt to control the cost of health care by authorizing fewer CT and MR examinations. To date, no health care payor has determined to reimburse the usage costs of the System on a consistent basis or as a matter of policy. As such, the Company is unable to predict whether its customers will receive incremental reimbursement in respect of their use of the System or what changes will be made in the reimbursement methods utilized by third-party health care payors. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors, particularly to the extent any such changes affect reimbursement for procedures in which the Company's products are used. Failure by physicians, hospitals, and other users of the Company's products to obtain sufficient reimbursement from health care payors for procedures in which the Company's products are used or adverse changes in government and private third-party payors' policies toward reimbursement for such procedures could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Third-Party Reimbursement."

     Dependence on Others for Manufacture. The Company does not have the capability to internally manufacture the Digital Holography System in accordance with the FDA's current good manufacturing practice ("GMP") requirements. Medical devices intended for distribution in the United States must be manufactured in compliance with those requirements. Accordingly, the Company expects to rely on third parties to manufacture and assemble the Digital Holography System. There can be no assurance that those manufacturers will meet either the Company's requirements for quality, quantity, and timeliness or the GMP requirements. In the event that the Company is unable to obtain or retain contract manufacturers that can manufacture its products in compliance with the Company's requirements or the FDA's GMP requirements, or to obtain manufacturing on commercially acceptable terms, the Company may not be able to commercialize the Digital Holography System as planned. See "Business -- Manufacturing" and "-- Government Regulation."

     Continued Regulatory Compliance Required. The preclinical and clinical testing, manufacture, labeling, distribution, sale, marketing, advertising, and promotion of medical devices are subject to extensive and rigorous regulation by United States and foreign government authorities before and after commercialization. In general, device products for human health are subject to clearance requirements (which may include clinical testing) by the FDA and comparable foreign regulatory authorities. Although the Digital Holography System has received marketing (510(k)) clearance from the FDA as a supplement to existing two-dimensional displays of CT and MR scan data, the System will continue to be subject to compliance with applicable federal and state laws and regulations. If the Company needs to make a modification to the System which could significantly affect its safety or effectiveness, the Company will be required to submit a new 510(k) and establish to the FDA's satisfaction that the modified System is substantially equivalent before marketing the modified System. Such a process could significantly delay (or prevent) commercialization of a modified System, because obtaining a finding of substantial equivalence from the FDA on a timely basis (or at all) could not be assured. If the Company is not in compliance with federal or state regulatory requirements, the FDA or the federal government and, in some cases, the state can order a recall, detain the Company's products, institute proceedings to seize the Company's products, prohibit marketing, manufacture, distribution, and sales of the Company's products, and assess civil monetary penalties and impose criminal sanctions against the Company, its officers, or its employees.

     Other regulatory conditions are placed on a product's manufacture and the quality control procedures in place, such as GMP. Manufacturing facilities are subject to periodic inspections by the FDA to ensure compliance with GMP requirements. Other applicable FDA requirements include the medical device reporting regulations, which require that the Company provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. Failure to ensure compliance with these requirements could result in the Company's inability to commercialize the Digital Holography System as planned. Also, because the Voxcam will contain a laser, the Company will be required to comply and certify compliance with the FDA's performance (safety) standard governing laser products. See "Business -- Government Regulation."

     Financial Exposure to Product Liability Claims and Uninsured Risks. The Company may be exposed to liability resulting from the commercial use of the System. Such liability might result from claims made directly by patients, hospitals, clinics, or other end-users. The Company does not currently have product liability insurance, and there can be no assurance that the Company will be able to obtain or afford such insurance, if applied for, or that any coverage, if obtained, will be adequate to protect the Company against potential liabilities. A successful product liability claim or series of product liability claims brought against the Company in excess of, or outside of, its insurance coverage limits could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, any product liability litigation, regardless of merit or outcome, may divert management's attention from operation of the business and may have a material adverse effect on the reputation of the Company and market acceptance of the System.

     Intense Competition and Rapid Technology Change. The medical device field in which the Company is engaged has undergone rapid and significant technological changes. The Company expects that the technologies associated with its research and development will continue to develop rapidly. There can be no assurance that the Company will be able to establish itself in such field or, if established, that it will be able to maintain a competitive position. Further, there can be no assurance that the development by others of new or improved products will not make the Company's products less competitive or obsolete. The Digital Holography System may compete for market share with currently available methodologies for viewing the results of CT and MR scans. In addition, competition may arise from products currently in development, or developed in the future, by other companies. Many of the current and potential competitors are likely to have substantially greater capital resources and research and development capabilities and may also have more extensive experience with CT and MR procedures and technologies than the Company. Potential purchasers of the System may determine that currently available display techniques for CT and MR scans are sufficient for making requisite diagnoses. The comparison of the incremental utility and marginal cost of the System may also be influenced by future health care legislation and insurance reimbursement determinations. Finally, a lack of significant physician acceptance of the Digital Holography System will have a material adverse effect on the Company. See "Business -- Competition."

     Dependence on Key Personnel. The Company is dependent upon the active participation of its Chief Executive Officer, Dr. Allan M. Wolfe, its Director of Research and Development, Stephen J. Hart, and other key technical personnel. The loss to the Company of the services of any of such individuals could have a material adverse effect on the Company's future operations. The Company is the sole beneficiary of term life insurance policies, each in the face amount of one million dollars, covering Dr. Wolfe and Mr. Hart. The Company's success also may depend on its ability to attract and retain other qualified scientific and management personnel. The Company competes for such persons with other companies, academic institutions, government entities, and other organizations, some of which have substantially greater capital resources and facilities than the Company. There can be no assurance that the Company will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable it to conduct its business as proposed. Furthermore, the Company's expected expansion into activities requiring additional expertise in manufacturing and marketing will place increased demands on the Company's resources and management skills. See "Management."

     No Sales and Marketing Capability. The Company does not have any experience in sales, marketing, or distribution. To market the Digital Holography System directly, the Company must develop a marketing and sales force with technical expertise and supporting distribution capability. Alternatively, the Company may seek to obtain the assistance of enterprises with a large distribution system and a large direct sales force. There can be no assurance that the Company will be able to establish sales and distribution capabilities or to obtain the assistance of another enterprise in such efforts. See "Business -- Sales and Marketing."

     Control by Directors, Executive Officers, and Affiliated
Entities. Following completion of the Offering, directors, executive officers, and affiliated entities of the Company will beneficially own approximately 22.9% of the Company's outstanding Common Stock. Accordingly, these persons, as a group, may be able to exert significant influence over the direction of the Company's affairs and business, including any determination with respect to the acquisition or disposition of assets by the Company, future issuances of Common Stock or other securities by the Company, and the election of directors. Such concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company. See "Principal Shareholders."

     Dilution. Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares. Additional dilution may occur upon the exercise of outstanding warrants and options. See "Dilution," "Capitalization," "Management -- Stock Option Plans," "Debt Financings," and "Description of Securities."

     Potential Volatility of Stock Price. The price of the Common Stock has been, and is likely to continue to be, highly volatile. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, public concern as to the safety of medical products, and period-to-period fluctuations in revenues and financial results may have a significant impact on the Company's business and on the market price of the Company's securities. In addition, stock markets in general, and the market for shares of health care stocks in particular, have experienced extreme price and volume fluctuations in recent years that have frequently been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the Offering price or that it will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance. See "Price Range of Common Stock."


     Adverse Consequences Associated with Substantial Shares of Common Stock Reserved for Issuance. The Company has reserved 1,900,000 shares of Common Stock for issuance upon exercise (at an exercise price per share of $6.25) of Class A Warrants, 190,000 shares of Common Stock for issuance upon exercise of the Unit Purchase Option that was issued in connection with the Company's initial public offering (the "IPO"), 190,000 shares of Common Stock for issuance upon exercise of warrants included within the units underlying the Unit Purchase Option, and 18,140 shares of Common Stock issuable upon exercise of warrants at an exercise price of $3.09. As of May 15, 1996, the Company had granted outstanding options to purchase an aggregate of 506,521 shares of Common Stock (subject to vesting requirements in certain cases) at a weighted average exercise price per share of $1.51 to employees and other individuals under the Option Plans. As of May 15, 1996, the Company has also reserved 70,000 shares of Common Stock for issuance upon exercise (at an exercise price per share of $2.50) of a like number of Bridge Warrants. In addition, the Company has reserved an aggregate of 358,512 shares of Common Stock for issuance upon exercise of options which may be granted in the future under the Option Plans. Holders of any such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided thereby. Furthermore, such warrants and options may adversely affect the terms on which the Company could obtain additional capital. Should a significant portion of such warrants and options be exercised, the resulting increase in the amount of Common Stock in the public market may have the effect of reducing the per share market price thereof. See "Management -- Stock Option Plans," "Debt Financings," "Description of Securities," and "Shares Eligible for Future Sale."


     Substantial Number of Shares Eligible for Future Sale; Potential Expense of Registration Rights. Approximately 2,170,089 of the Company's outstanding shares of Common Stock are, and 506,521 shares issuable on exercise of stock options will be, "restricted securities" and may in the future be sold upon registration or in compliance with an exemption from registration such as Rule 144 adopted under the Securities Act. Rule 144 generally provides that beneficial owners of shares who have held such shares for two years may sell within a three-month period a number of shares not exceeding the greater of 1% of the total outstanding shares or the average trading volume of the shares during the four calendar weeks preceding such sale. In the absence of agreements with the Representative, holders of substantially all of the outstanding restricted shares of Common Stock could sell such shares in accordance with Rule 144 at any time. Pursuant to the terms of the Underwriting Agreement, the Representative has required that sales of the restricted securities referenced above may not commence until 180 days from the date of this Prospectus without prior written consent of the Representative. Future substantial sales of restricted securities under Rule 144 or otherwise could negatively impact the market price of the Common Stock. See "Shares Eligible for Future Sale."


     In addition, 1,900,000 shares of Common Stock issuable upon exercise of Class A Warrants, 380,000 shares of Common Stock issuable upon exercise of the Unit Purchase Option and the related warrants, and 70,000 shares of Common Stock issuable upon exercise of the Bridge Warrants are included within a registration statement that the Company has previously filed with the Securities and Exchange Commission. Subject to maintaining the effectiveness of such registration statement, all such shares (if issued) may be sold in the public market at any time. Furthermore, holders of approximately 1,325,000 of the restricted shares referred to in the preceding paragraph and up to 224,000 shares of Common Stock issuable upon exercise of the Representative's Warrants have certain demand and piggyback registration rights which could require the Company to register such shares. Exercise of these registration rights could involve substantial expense to the Company. Any substantial sale in the public market of the shares referenced in this paragraph could negatively impact the market price of the Common Stock. See "Description of Securities -- Registration Rights."


     Potential Adverse Effect of Issuance of Preferred Stock. The Company's Articles of Incorporation allow the Company to issue up to 10,000,000 shares of preferred stock, no par value (the "Preferred Stock"), without further shareholder approval and upon such terms and conditions, and having such rights, preferences, privileges, and restrictions as the Board of Directors (the "Board") may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. In addition, the issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire control of, or of discouraging bids for, the Company. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. The Company has no present plans to issue any additional shares of Preferred Stock. See "Description of Securities."

     Dividends Not Likely. The Company has not paid any cash dividends on the Common Stock. For the foreseeable future, it is anticipated that earnings, if any, that may be generated from the Company's operations will be used to finance the operations of the Company and that cash dividends will not be paid to holders of Common Stock. See "Dividend Policy."

     Forward Looking Statements. This Prospectus contains forward-looking statements and information that are based on management's belief and assumptions, as well as information currently available to management. When used in this document, the words "anticipate," "estimate," "expect," and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company's operating results are fluctuations in the economy, the degree and nature of competition, acceptance of, and demand for, the Digital Holography System, and the Company's ability to successfully complete the development and commercialization of the Digital Holography System, generate significant revenues from sales of the System, recruit additional technical and marketing personnel, develop new market opportunities for the Digital Holography System, and develop and maintain a sufficient profit margin.

                                    DILUTION

     As of March 31, 1996, the net tangible book value per share of the Company's Common Stock was $0.28. "Net tangible book value per share" represents the amount of the Company's tangible assets, less the amount of its liabilities, divided by the number of shares of Common Stock outstanding.


     After giving effect to the issuance of the 2,800,000 shares of Common Stock offered hereby at an assumed offering price of $5.38 per share and after deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the receipt of the proceeds therefrom and assuming no exercise of any outstanding stock options or warrants, the net tangible book value per share of Common Stock as of March 31, 1996 would have been $1.92. This would result in dilution to the new investors, i.e., the difference between the purchase price of the shares and the net tangible book value per share after the Offering, of $3.46 per share. The following table illustrates the per share dilution:



        Assumed public offering price per share(1)...................            $5.38
        Net tangible book value per share as of March 31, 1996.......  $ .28
        Increase per share attributable to the sale by the Company of
          the shares offered hereby..................................   1.64
                                                                       -----
        Net tangible book value per share after the Offering(2)......             1.92
                                                                                 -----
        Dilution of net tangible book value per share to new
          investors..................................................            $3.46
                                                                                 =====


- ---------------

(1) Before deducting estimated underwriting discounts and commissions and estimated offering expenses to be paid by the Company.

(2) Assumes no exercise of the warrants or options to purchase Common Stock that were outstanding at March 31, 1996. Outstanding options, all of which were issued under the Option Plans prior to March 31, 1996, cover the purchase of an aggregate of 506,521 shares at a weighted average exercise price of $1.51. If these options are exercised, they will be dilutive to the Company's shareholders, including the new investors. Outstanding warrants include warrants to purchase an aggregate of 18,140 shares at an exercise price of $3.09 and Bridge Warrants to purchase 70,000 shares at an exercise price of $2.50. If these warrants are exercised, they will be dilutive to the Company's shareholders, including the new investors. Exercise of the 1,900,000 Class A Warrants, the Representative's Warrants, and the Unit Purchase Option (and the related warrants) will be anti-dilutive to the new investors.


     Giving effect to the exercise of all warrants and options referenced, with the exception of the anti-dilutive warrants and option in footnote (2) above, the adjusted net tangible book value of the Common Stock as of March 31, 1996 after the Offering would have been $1.90. This would result in dilution to the new investors of $3.48.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,800,000 shares of Common Stock offered hereby are estimated to be approximately $13,490,000 ($15,589,475 if the Underwriters' over-allotment option is exercised in full), at an assumed offering price of $5.38 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.


     The Company expects to use approximately $2.0 million of such net proceeds for completion of development of the Digital Holography System, $4.0 million of such net proceeds for expansion of marketing and sales activities for the System through 1997, and $5.0 million of such net proceeds to finance revenue growth and the accompanying increases in inventory and accounts receivable. The remaining net proceeds will be used for general corporate purposes and working capital. To the extent that additional proceeds are available, uses will include
(i) expansion of ongoing medical evaluation activities which examine additional potential clinical applications for Voxgrams and (ii) engineering of follow-on products and investigation of non-medical applications of Digital Holography. Pending such uses, the Company intends to invest the net proceeds of the Offering in government securities and insured, short-term, interest-bearing investments of varying maturities.

     Completion of development of the System encompasses the construction of additional Beta Units, their successful field testing, and the initiation of manufacturing of production units. These activities will necessitate expenditures for Beta Unit parts, engineering design services, field support for Beta Unit sites, and purchases of tooling. The proceeds allocated to System completion also are intended to fund the Company's ongoing research, clinical evaluation, and administrative functions until meaningful revenue is achieved.

     Expansion of marketing and sales activities will entail commencement of advertising, public relations, user training, and customer support efforts, as well as increases in sales staff headcount, tradeshow attendance, and related travel expenditures.

     The largest use of proceeds will be to finance increases in inventory and accounts receivable. The cash demands of revenue growth will depend upon the rate of sales growth, the timeliness of customer payments for purchases, the availability of receivables and inventory financing from third parties, and the extent to which the Company offers (and customers select) financing arrangements for the acquisition of Systems other than payment upon delivery. The terms of the arrangements (including payment timing) between Voxel and any third party finance company, and the frequency with which the Company offers and customers select such arrangements, will impact the Company's working capital needs. There can be no assurance that the Company will be able to offer such third-party financing, or that potential customers will elect to acquire Systems on such terms.

     The foregoing represents the Company's estimate of the allocation of the net proceeds of the Offering. Future events, including the problems, delays, expenses, and complications frequently encountered by development stage companies, as well as changes in economic, regulatory, or competitive conditions, or changes in the Company's planned business and the success or lack thereof, or changes in the Company's product development activities, may require reallocation of funds or may require the delay, abandonment, or reduction of the Company's efforts. There can be no assurance that the Company's estimates will prove accurate, that product introduction efforts will not require considerable additional expenditures, or that unforeseen expenses will not occur.

                          PRICE RANGE OF COMMON STOCK


     The Company's Common Stock, Class A Warrants, and units consisting of one share of Common Stock and one Class A Warrant (the "Units") have been listed and traded on the Nasdaq SmallCap Market since the IPO closed on November 1, 1994. The Common Stock and Class A Warrant components of each Unit are also separately transferable. The Company has applied for listing of the Common Stock on the Nasdaq National Market, effective as of the closing of the Offering. There can be no assurance that the Common Stock will be listed on the Nasdaq National Market or, if listed, will maintain such listing. According to records of the Company's transfer agent, the Company had approximately 104 shareholders of record as of June 11, 1996. On July 29, 1996 the closing sales prices for the Company's Common Stock, Class A Warrants, and Units were $5.375, $1.63, and $6.75, respectively. The following table sets forth the high and the low sales prices of the Common Stock since November 1, 1994.



                                                                        HIGH     LOW
                                                                       ------   ------
        1994
        ----
        Fourth Quarter (From November 1, 1994).....................    $ 9.25   $ 5.69

        1995
        ----
        First Quarter..............................................      7.00     4.63
        Second Quarter.............................................      9.38     6.75
        Third Quarter..............................................      9.00     4.50
        Fourth Quarter.............................................      7.00     1.75

        1996
        ----
        First Quarter..............................................      7.69     2.38
        Second Quarter.............................................      8.63     4.88
        Third Quarter (Through July 29, 1996)......................      7.50     5.25


                                DIVIDEND POLICY

     The Company has not paid cash dividends since inception. The Company currently intends to retain all of its earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth (a) the capitalization of the Company as of March 31, 1996 and (b) the capitalization as of such date, as adjusted to reflect the sale by the Company of the 2,800,000 shares of Common Stock offered hereby at an assumed offering price of $5.38 per share.



                                                                             MARCH 31, 1996
                                                                        ------------------------
                                                                                         AS
                                                                         ACTUAL      ADJUSTED(1)
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
Long-term portion of capitalized lease obligations....................  $     11      $      11
Shareholders' equity:
Convertible Series C preferred stock, no par value,
  authorized -- 4,000,000 shares; issued and outstanding
  1,666,668(2)........................................................     1,500          1,500
Common stock, no par value, authorized -- 15,000,000 shares; issued and outstanding -- 4,956,817 shares (actual), 7,756,817 (as
  adjusted)(3)........................................................    18,447         31,937
Deficit accumulated during the development stage......................   (17,006)       (17,006)
Notes receivable from shareholders....................................       (30)           (30)
                                                                        --------     -----------
     Total shareholders' equity.......................................     2,911         16,401
                                                                        --------     -----------
          Total capitalization........................................  $  2,922      $  16,412
                                                                        ========      =========


- ---------------


(1) Assumes receipt of estimated net proceeds of $13,490,000 after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company. Assumes no exercise of the Underwriters' over-allotment option.


(2) As of May 15, 1996, all of the remaining 1,666,668 shares of convertible Series C Preferred Stock had been converted into 384,404 shares of Common Stock.


(3) Does not include (i) 358,512 shares of Common Stock reserved for as yet unissued options under the Option Plans, (ii) 350,012 shares of Common Stock issuable upon exercise of outstanding vested stock options under the Option Plans at a weighted average exercise price per share of $1.14, (iii) 156,509 shares of Common Stock issuable upon exercise of outstanding unvested stock options under the Option Plans at a weighted average exercise price per share of $2.32, (iv) 18,140 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price per share of $3.09, (v) 70,000 shares of Common Stock issuable upon exercise of the Bridge Warrants at an exercise price per share of $2.50, (vi) 190,000 shares of Common Stock issuable upon exercise of the Unit Purchase Option at an exercise price per unit of $8.80, (vii) 190,000 shares of Common Stock issuable upon exercise of the warrants included within the units underlying the Unit Purchase Option at an exercise price per share of $10.00, (viii) 1,900,000 shares of Common Stock issuable upon exercise of a like number of outstanding Class A Warrants, and (ix) 224,000 shares of Common Stock issuable upon exercise of the Representative's Warrants. See "Management -- Stock Option Plans," "Debt Financing," "Description of Securities," and "Underwriting."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below with respect to the Company's statements of operations for each of the three years in the period ended December 31, 1995, and with respect to the Company's balance sheets at December 31, 1994 and 1995 are derived from the Consolidated Financial Statements which are included elsewhere in this Prospectus and which have been audited by Ernst & Young LLP, independent auditors, as indicated in their report included elsewhere in this Prospectus. The statement of operations data for the year ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992, and 1993 are derived from consolidated financial statements audited by Ernst & Young LLP which are not included herein. The financial data for the three months ended March 31, 1995 and March 31, 1996 and for the period from April 15, 1988 (inception) to March 31, 1996 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                                 PERIOD FROM
                                                                                          THREE-MONTHS ENDED    APRIL 15, 1988
                                                                                                                    (DATE
                                               YEAR ENDED DECEMBER 31,                         MARCH 31,        OF INCEPTION)
                                 ----------------------------------------------------     -------------------    TO MARCH 31,
                                 1991      1992        1993        1994        1995        1995        1996          1996
                                 -----    -------     -------     -------     -------     -------     -------   --------------
STATEMENT OF OPERATIONS DATA(1)
Costs and expenses:
  Research and development.....  $ 443    $   699     $ 1,191     $ 2,924     $ 3,619     $   973     $ 1,005      $ 10,134
  General and administrative...     95        795       1,183       1,484       2,124         413         497         6,496
                                 -----    -------     -------     -------     -------     -------     -------      --------
                                   538      1,494       2,374       4,408       5,743       1,386       1,502        16,630
                                 -----    -------     -------     -------     -------     -------     -------      --------
  Loss from operations.........   (538)    (1,494)     (2,374)     (4,408)     (5,743)     (1,386)     (1,502)      (16,630)
  Interest expense.............    (28)       (31)       (233)       (408)        (33)        (10)         (4)         (805)
  Interest income..............     52         64          10          59         199          75          41           429
                                 -----    -------     -------     -------     -------     -------     -------      --------
Net loss.......................  $(514)   $(1,461)    $(2,597)    $(4,757)    $(5,577)    $(1,321)    $(1,465)     $(17,006)
                                 =====    =======     =======     =======     =======     =======     =======      ========
Pro forma net loss(2)..........                       $(2,420)    $(4,481)
                                                      =======     =======
Net loss per share(2)..........                                               $ (1.33)    $ (0.32)    $ (0.33)
                                                                              =======     =======     =======
Pro forma net loss per
  share(2).....................                       $ (1.18)    $ (1.67)
                                                      =======     =======
Shares used in computing net
  loss per share(2)............                     2,043,842   2,677,788   4,183,355   4,108,794   4,499,303
                                                    =========   =========   =========   =========   =========

                                                                             DECEMBER 31,
                                                         ----------------------------------------------------    MARCH 31,
                                                          1991       1992       1993       1994        1995        1996
                                                         -------    -------    -------    -------    --------    ---------
BALANCE SHEET DATA
Cash, cash equivalents, and short-term investments.....  $ 2,386    $ 1,116    $   160    $ 5,708    $  4,398    $  2,697
Working capital (deficit)..............................    2,319        905     (1,924)     5,408       3,822       2,346
Total assets...........................................    2,791      1,648        945      6,419       4,980       3,308
Short-term notes payable...............................       --         --      1,857         --         105          --
Long-term lease obligation.............................       --        173        168        108          28          11
Deficit accumulated during the development stage.......   (1,129)    (2,590)    (5,187)    (9,964)    (15,541)    (17,006)
Convertible redeemable preferred stock(3)..............    3,799      3,799      3,799         --          --          --
Total common shareholders' equity (deficit)............   (1,085)    (2,546)    (5,143)     5,984         742       1,411
Total shareholders' equity (deficit)...................   (1,085)    (2,546)    (5,143)     5,984       4,342       2,911

- ---------------
(1) The Company is a development-stage business and has generated no operating revenue.

(2) Computed on the basis described in Note 1 to the Consolidated Financial Statements.

(3) See "Description of Securities -- Preferred Stock."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Since its inception in 1988, the Company has been engaged in the design, development, and medical evaluation of a sophisticated system that yields film-based, hard copy images of the internal structure of the human body. The Company's Digital Holography System consists of the Voxcam, an electro-optical instrument that holographically images CT and MR data on film; Voxboxes, light boxes to view the film; and Voxfilm, special silver halide film to record the hologram.

     The Company has not yet developed products for sale, has not earned revenues, and has incurred substantial losses since inception. The Company expects to continue to incur substantial operating losses through at least the third quarter of 1997 as product development and marketing activities expand.

     Certain prerequisites need to be fulfilled prior to initial commercial sales of the Digital Holography System. One of these prerequisites was accomplished on September 29, 1995, when the Company received 510(k) clearance from the FDA to market the Digital Holography System as an adjunct to current two-dimensional display techniques for diagnostic imaging data. The remaining prerequisites to initial commercial sales include completion and successful field testing of Beta Units, manufacturing of production units, and achievement of market acceptance for the Digital Holography System. There can be no assurance that, on a timely basis or at all, any or all of the remaining prerequisites will be satisfied.

     The Company currently anticipates that initial production units of the Digital Holography System will be available for commercial sale no earlier than the fourth quarter of 1996. The ongoing development and engineering activities with respect to pre-production prototypes of the Voxcam have required more time than was originally anticipated by the Company and its primary engineering partner, General Scanning, Inc. This delay in manufacturing of initial production units has increased the Company's requirements for capital. See "Risk Factors -- No Assurance of Successful Product Development, Commercialization, or Sales" and "-- Time Lapse Until Commercial Product Introduction."

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1996 and March 31, 1995

     The Company had no revenues during the first quarter of 1996 and 1995. Loss from operations for 1996 increased by 8% to $1,502,000 from $1,386,000 for 1995, primarily as a consequence of augmented marketing activities. Specific sources of expenditure growth included increased sales and marketing staff, promotional materials, and trade show costs. As a result, general and administrative expense (which includes marketing) rose 20% to $497,000 from $413,000 in 1995. Research and development expense ("R&D") expense increased 3% to $1,005,000 from $973,000 in 1995. The modest increase was attributable to the offsetting impact of several factors. Payments to design firms for development and engineering activities decreased significantly, while parts purchases with respect to pre-production prototypes of the Voxcam increased equally. Savings in the cost of operating the clinical research program were offset by an increase in the resources devoted to the design and manufacture of pre-production units of the Voxbox. Net loss for 1996 increased by 11% to $1,465,000 from $1,321,000. Interest expense for 1996 was $4,000 compared to $10,000 in 1995. The decrease resulted from smaller principal balances on capital lease obligations due to the maturity of certain capital leases during 1995. Interest income for 1996 was $41,000 compared to $75,000 in 1995 because a smaller balance of funds was available for investment in marketable securities.

  Years Ended December 31, 1995 and 1994

     The Company had no revenues during 1995 and 1994. Loss from operations for 1995 increased by 30% to $5,743,000 from $4,408,000 for 1994. R&D expense increased by 24% to $3,619,000 from $2,924,000. Payments to design firms for development and engineering activities (including parts purchases) with respect to pre-production prototypes of the Voxcam and Voxbox accounted for virtually all of the increase in R&D costs. General and administrative ("G&A") expense (which includes marketing activities) increased by 43% to $2,124,000 from $1,484,000. This increase resulted primarily from an intensified focus on marketing. In preparation for product introduction, the Company augmented its trade show presence, clinical exhibit support, and market research activities. Also contributing to the G&A increase were modestly increased costs of administrative support for the growing organization (e.g. rent, insurance, and office activities). Net loss for 1995 increased by 17% to $5,577,000 from $4,757,000 in 1994. Net interest income for 1995 was $166,000 compared to net interest expense of $349,000 in 1994. This difference resulted from interest income on IPO proceeds that were invested in short-term securities.

  Years Ended December 31, 1994 and 1993

     The Company had no revenues during 1994 and 1993. Loss from operations for 1994 increased by 86% to $4,408,000 from $2,374,000 for 1993. R&D expense increased by 146% to $2,924,000 from $1,191,000. This increase was primarily attributable to costs of design engineering services for development of the commercial Voxcam and, to a much lesser extent, to increased headcount of technical employees. G&A expense (which includes marketing activities) increased by 25% to $1,484,000 from $1,183,000. This increase resulted primarily from (i) non-cash compensation expense of $117,000 recognized in connection with stock option grants in 1994 and (ii) increased marketing activity, including support for the presentation of papers at medical meetings by the Company's research collaborators. Net loss for 1994 increased by 83% to $4,757,000 from $2,597,000 in 1993. Net interest expense for 1994 was $349,000 compared to $224,000 in 1993. The increase resulted from interest expense on a larger outstanding principal amount of notes used to fund the Company's operations until closing of the IPO.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations primarily through private and public sales of equity securities and the private placement of debt securities and, to a far lesser extent, through equipment lease financing. As of March 31, 1996 the Company had raised net proceeds of $9,000,000 from the IPO, $3,799,000 from the sale of convertible redeemable Series A and Series B Preferred Stock, $3,600,000 from the sale of Series C Preferred Stock, and $4,660,000 from the sale of debt securities. The Series A and Series B Preferred Stock and $2,460,000 of the debt (together with accrued interest thereon) were converted to Common Stock at the closing of the IPO on November 1, 1994. The remaining $2,200,000 of the debt securities (together with accrued interest thereon) was repaid from the proceeds of the IPO. The Company had a capital lease obligation of $90,000 as of March 31, 1996. See "Debt Financings."

     The Company's net cash used in operating activities during the periods ended March 31, 1996 and 1995 was $1,627,000 and $1,296,000, respectively. The increase in cash used in operations was due primarily to an increase in R&D and marketing activities. The Company's net cash used in operating activities during the years ended December 31, 1995, 1994, and 1993 was $4,993,000, $4,354,000,
and $2,480,000, respectively. The increases in cash used in operations were due primarily to increased R&D, medical evaluation activity, and marketing. As of March 31, 1996, the Company had cash and short-term investments totaling $2,698,000. This compares with cash and short-term investments totaling $4,398,000, $5,708,000, and $160,000 at December 31, 1995, 1994, and 1993,
respectively. The decrease in cash at March 31, 1996 was due to the use of cash for operations. The decrease in cash at year end 1995 was due to the use of cash for operating activities, partially offset by the receipt of $3,600,000 of net proceeds from the placement of Series C Preferred Stock. The increase in cash balance from 1993 to 1994 is the result of the completion of the IPO and the receipt of $9,000,000 of net proceeds therefrom. As of March 31, 1996, the Company had working capital of $2,347,000 as compared to working capital of $3,822,000 at December 31, 1995. This compares with working capital of $5,408,000 at December 31, 1994 and a working capital deficit of $1,924,000 at December 31, 1993. Working capital at March 31, 1996 is primarily the result of the net proceeds received from the Series C Preferred Stock, offset by cash used for operating activities. Working capital at December 31, 1995 is primarily the result of the net proceeds received from the sale of the Series C Preferred Stock. The working capital at December 31, 1994 is a consequence of the receipt of IPO proceeds and their investment in short-term securities. The working capital deficit in 1993 was primarily the result of the Company's use of short-term notes to fund operating expenses.

     The Company has no material commitments for capital expenditures. However, the Company has entered into agreements with design engineering firms pursuant to which the Company has paid and will continue to pay a substantial portion of the cost of developing a commercial version of the Digital Holography System. These contracts include some fixed price provisions, as well as time and materials payments. See "Use of Proceeds." The Company anticipates that its aggregate future commitments under these agreements will exceed $750,000.

     The Company believes that the net proceeds of the Offering, together with available cash, will be sufficient to meet the Company's operating expenses and capital requirements for at least 12 months following completion of the Offering. However, the Company may require additional funding in order to achieve its operating objectives. The amount and timing of the Company's future capital requirements will depend upon many factors, including progress of the Company's research and development and the extent and timing of acceptance of the Digital Holography System. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all, when required by the Company. See "Risk Factors -- Need for Additional Financing."

                                    BUSINESS

OVERVIEW

     Voxel is engaged in the development and marketing of a proprietary system, the Digital Holography System, that produces "three-dimensional X-rays" of the internal structure of the human body. The System consists of the Voxcam(R) imager, an electro-optical instrument that holographically images CT and MR data on film; Voxbox(R) light boxes to view the film; and Voxfilm(TM), special silver halide film to record the hologram. The proprietary process used by the Voxcam to encode information makes it possible to record up to 200 or more cross-sectional images from a CT or MR examination on a single sheet of Voxfilm. The finished image is called a Voxgram(R). On September 29, 1995, the Company received clearance from the FDA to market all three elements of its Digital Holography System.

     The Voxgram image is an accurate, three-dimensional holographic replica of the patient's anatomy which is projected through a six-inch deep volume in front of the Voxbox. Conventional CT and MR display techniques provide a large number of individual two-dimensional images, each representing a single cross-sectional plane through the body. The physician is required either to mentally integrate those many images or to examine computer generated renderings that simulate the third dimension. However, these renderings can not and do not display accurate volumetric information and are to be distinguished from Voxel's true three-dimensional holographic images.

     More than 40 medical centers have studied Voxgrams' clinical utility in connection with conditions that affect anatomical regions most commonly targeted by CT and MR examinations -- the head, spine, skeleton, and blood vessels. This research has yielded more than 120 scientific presentations and papers and five articles in relevant medical journals. The results of these studies suggest that Voxgrams provide for more accurate and comprehensive diagnosis of medical conditions and improve surgical planning. The Company believes that Voxgrams may also save time in the operating theatre and in the surgical planning process, and may enable physicians to diagnose conditions that are extremely difficult or impossible to detect with existing display techniques.

     Voxel's principal strategic objective is to make it necessary for diagnostic imaging sites to offer volumetric holographic images in addition to cross-sectional images in order to be considered acceptable providers. The Company's potential United States market encompasses more than 5,000 hospital and diagnostic imaging centers which, using more than 9,000 CT and MR scanners, performed in excess of 26 million examinations in 1994. Each of these sites is a potential purchaser of the System and each of these patient examinations could potentially be printed on Voxfilm. The Company believes that Japanese utilization of CT and MR scanners is comparable to that of the United States and Europe's utilization of CT and MR scanners is growing.

     Assimilating Voxel's technology will not require a major change in a hospital's equipment or procedures. CT and MR data will continue to be collected in the current format, without any modification in routine physician practice. Additional scanner time will not be required and the patient's radiation dose will not be changed. The data will be prepared for holographic printing using a technique similar to that used to prepare two-dimensional images. After scanning the patient, the technician will adjust brightness and contrast to get the most useful images, which will then be printed by the Voxcam.

     Voxel believes that its patent applications and granted patents provide a meaningful proprietary position in all elements of the System including, most importantly, the Voxfilm. The Company, together with its OEM manufacturing partners, is completing initial pre-production Systems in preparation for production of commercial Systems. Initial sales activities are underway, focusing on institutions with active neurosurgery and/or orthopedic surgery practices. The Company expects to work closely with its customers to broaden the clinical applications in which Voxgrams will be routinely used and thereby increase Voxfilm utilization. The Company's objective is to make Digital Holography(TM) a standard of medical imaging.

MEDICAL IMAGING

     The ability to examine and comprehend the internal workings of the human body is a critical element of diagnostic medicine. Before the discovery of X-rays, a physician's ability to understand internal human anatomy was limited to indirect visual and acoustic techniques or exploratory surgery. The critical importance of discovering what was occurring inside the patient led to the adoption of a series of increasingly advanced medical imaging modalities: first X-ray, then CT, then MR. Management believes that these improvements in the means for collecting information about the inside of the body have not been matched by corresponding progress in techniques for displaying the data.

     The more advanced medical imaging modalities, CT and MR, are highly specialized. These modalities can be crucial to accurate diagnosis and successful treatment, and are now in general use. However, the complexity of their images limits the degree to which doctors can appreciate and utilize the information they contain. Unlike the conventional X-ray films familiar to most physicians, the complicated CT and MR displays may be fully understood only by radiologists.

  Two-Dimensional Data Acquisition: X-rays

     X-rays were discovered in 1895. For the first time, physicians were able to see inside the human body without performing surgery. The images were simple projections of the anatomy onto one plane created by the differential absorption of X-rays by the various body tissues. The physician used his or her prior knowledge and experience to mentally generate the third dimension.

  Three-Dimensional Data Acquisition: CT and MR

     All forms of medical imaging collect information from volumetric targets. All depth information is lost in conventional X-ray images. CT, the first practical system to provide more data about the third dimension, was developed during the late 1960s. CT scanners employ a mathematical technique to derive images from a series of measurements taken with a rotating X-ray source and electronic detectors. Each of the resulting images shows a "slice" through the patient. A sequence of such slices is obtained by repeating the imaging process while moving the patient along the axis of the scanner. The resulting stack of slices contains detailed information about the three-dimensional structure of the patient. The slices are printed next to each other on a flat piece of film.

     MR imaging was developed in the early 1980s. MR measures radio waves emitted by a chemical element in the body which is selectively excited in the presence of a strong magnetic field. The signals emitted are influenced by their environment, which is important for tissue differentiation. Because the body is primarily made up of water and fat (both of which contain abundant quantities of the needed element), a great many signals are produced. The computers in MR scanners use complex mathematical formulae to convert these signals into slice images. An advantage of using MR is that anatomical structures can be observed from any orientation. Nonetheless, the data are displayed in two-dimensional form on flat film or a video terminal.

     In order to benefit from CT and MR technologies, radiologists have had to learn to interpret changes through the volume of the patient's anatomy from sets of two-dimensional slices, attempting three-dimensional reconstruction in their minds.

  Interpreting CT and MR Data

     The medical imaging process involves several steps. Initially, a patient will have seen a primary physician who will have made a provisional diagnosis prior to referring the patient to a radiologist. The radiologist will consider the provisional diagnosis in deciding how to examine the patient. Selection of the appropriate modality, i.e., CT or MR, the specific techniques to be used in collecting the data, and whether to use contrast agents to enhance the data, requires considerable skill and experience. A radiological technologist conducts the CT or MR examination, reviews the images to confirm their quality, and routes them to a camera (sometimes referred to as a printer) that makes black and white film copies.

     The radiologist examines the CT and MR images on a light box and dictates a report for the referring physician. In arriving at a conclusion, the radiologist attempts to integrate the information from all of the slices to create a single mental picture of the relevant portion of the patient's anatomy. Mental reconstruction can be subjective. Different examiners may "see" different pictures. Radiologists sometimes find it difficult to visualize the third dimension accurately. Referring physicians (who have had less training and experience examining images) may be at an even greater disadvantage. These limitations arise from a key problem: a patient's body is a complex volumetric structure, an assembly of tissues and organs which intermingle and combine in three dimensions, while conventional displays are two-dimensional. A better display technique could enhance the efficiency -- and the accuracy -- of interpretation, treatment planning, and therapeutic intervention. In addition, patients would benefit from seeing a more recognizable representation of their condition, so that they could better understand the advice of their physicians and provide more fully informed consents.

THE VOXEL SOLUTION

  Digital Holography

     Unlike traditional two-dimensional displays of CT and MR data, the Digital Holography System provides an accurate, life-size three-dimensional image of the patient's anatomy. The System, of which pre-production prototypes are currently being constructed, consists of three components -- the Voxcam, the Voxbox, and Voxfilm. Together, they enable a user to produce and examine Voxgrams. The Voxcam is a laser-driven optical camera that receives electronic images collected by CT and MR scanners, projects them using a liquid crystal display (similar to those used in certain video projection systems), and records them on Voxfilm. Each image from a scan is individually exposed in sequential fashion and in its proper location. All of these exposures are recorded on a single piece of Voxfilm, which is then developed in an attached automatic processor.

     Once the Voxfilm has been processed, it is displayed on a special lightbox called a Voxbox. The Voxbox is an inexpensive, compact, self-contained, portable unit. Although the Voxbox contains proprietary technology to illuminate the Voxgram, it is similar in appearance to the light boxes currently used throughout medicine for viewing conventional two-dimensional film. The Voxbox uses ordinary white light to reconstruct the hologram instead of requiring a laser as is usually the case. The Voxbox can be rotated or tilted, allowing the user to view a Voxgram from a variety of different perspectives.

     Voxfilm shares many characteristics with ordinary X-ray film, but its composition and the proprietary process used to encode information make it possible to record, when appropriate, more than 200 slices from a CT or MR examination on a single sheet. An exposed and developed Voxgram is a 14" by 17" sheet of film which reveals only a faint glow when held up to ambient light. When placed upon a Voxbox, it displays a detailed three-dimensional image stretching through a six-inch deep volume.

     Assimilating Voxel's technology will not require a major change in a hospital's equipment or procedures. The CT and MR examination procedures are unchanged. Additional scanner time will not be required and the patient's radiation dose will not be changed. The data will be prepared for printing using a technique similar to that used to prepare two-dimensional images. After scanning the patient, the technician will adjust brightness and contrast to get the most useful images, which will then be printed.

                                   [ARTWORK]

    The Digital Holography System as it is expected to be used in a typical radiology suite. The Voxcam and Voxboxes are analogous to conventional two-dimensional cameras and light boxes.

  Holography

     Holography is similar to photography. In both, light illuminates an object and the reflected light is recorded in a thin photosensitive layer on a sheet of film. There are, however, substantial differences between photography and holography. The lens of a photographic camera forms a single image of an object, flattening it to a two-dimensional picture. When looking at a photograph, one can only see this flat picture as it appeared from the original vantage point of the camera lens. A holographic camera, on the other hand, uses a laser in place of a lens and records the entire wave front emanating from an object. This wave front contains intensity, distance, and directional information. The object is recorded and displayed three-dimensionally, and one can view the object as it would have appeared from a whole range of different vantage points by simply moving one's head.

  Conventional Holography

     A conventional hologram is made by splitting a laser beam in half, shining one part, the "reference beam," onto the holographic film and directing the other, the "object beam," to reflect off the object to be holographed. Information about the object's appearance and position are recorded when the beams intersect on film.

  Multiple Exposure Holography

     Reflecting light off of an object is not feasible when the "object" is inside a patient's body. Thus, a Voxgram cannot be a conventional hologram. Instead, the "object" for a Voxgram is a projection screen which sequentially shows slices from a CT or MR scan. A hologram of the first slice is made, then the screen is moved back a distance corresponding to the gap between the slices, the next slice is projected onto it, and a second hologram is superimposed on the first. More slices are encoded by repeating this procedure with appropriately greater distances between the screen and the film. The process is similar to multiple-exposure photography where several exposures are made on a single piece of film, but the holograms encode the location as well as the intensity of each exposure. When reconstructed, each holographic exposure appears at a different distance from the film; the slices are suspended in space with the correct separation between them.

                                   [ARTWORK]

Schematic for making a volumetric multiple-exposure hologram of an MR or CT scan
                                 (simplified).

     A large number of exposures (up to 200 or more) can be combined with proper selection of holographic angles, intensities, and processing chemicals. Management believes that without Voxel's proprietary technology one cannot combine more than a small number of slices.


     The Company has expended substantial resources developing the Digital Holography System, including research and development expenses totaling $699,000, $1,191,000, $2,924,000, $3,619,000, and $1,005,000 for the years ended
December 31, 1992, 1993, 1994, and 1995, and the three months ended March 31, 1996, respectively.


  Holographic Display Systems

     A hologram must be illuminated correctly to be seen as a bright, undistorted image without any compromise in its three-dimensionality. To achieve correct illumination, the classic method is to use laser light identical to that with which the hologram was made. However, suitable lasers are expensive and inconvenient; they generally are not found outside optics laboratories. There are several alternatives which use white light instead of a laser:

     - One approach uses the hologram as a filter to reduce the incoming light to one color: the image becomes sharper but dimmer. Medical images require a sharp, bright image.

     - Another approach is to sacrifice the vertical information in a hologram, which causes the image to disappear when viewed from above or below. Medical images must be viewable from vertical as well as horizontal perspectives.

     - The proprietary Voxbox solves the current limitations inherent in white light displays by pre-spliting the light into an inverted spectrum enabling the hologram to recombine the light into a bright, sharp image while preserving both vertical and horizontal perspectives.

                                   [ARTWORK]

     Schematic for the prototype Voxbox, a white-light viewer for holograms
                                 (simplified).

CLINICAL APPLICATIONS RESEARCH

     Evaluations of Voxel's proposed system have been conducted, and are continuing, at medical centers throughout the United States, including Harvard University, George Washington University, the Mallinckrodt Institute of Radiology, and the University of New Mexico. These programs have concentrated on the parts of the body (i.e., the head, spine, skeleton, and blood vessels) and the kinds of conditions (i.e., tumors, trauma, and vascular abnormalities) that are commonly examined with CT and MR scanners. The studies are designed to determine if the Digital Holography System will (i) allow diagnosis of conditions that are extremely difficult or impossible to detect with existing technology; (ii) provide for more accurate and comprehensive diagnosis and understanding of conditions that are difficult to characterize fully with existing technology; (iii) increase the radiologist's confidence in the diagnosis made; (iv) reduce the time required to arrive at a diagnosis; (v) facilitate communication of relevant information to referring physicians; (vi) improve surgical planning; and (vii) allow for more fully informed patient consent to treatment.

     Studies of the System began in the Spring of 1992. In practice, the Voxcam is intended to be directly connected to CT and MR scanners so that the digital data from the scanners can be made into Voxgrams on site. In order to conserve the Company's financial resources, a program was designed to simulate the presence of a Voxcam in each participating institution. Participating institutions transmit data from study cases to the Company by sending relevant tapes or disks. Voxel's personnel produce the corresponding Voxgrams and return them to the institutions by overnight courier. Because each site has been provided with Voxboxes, physicians can examine the Voxgrams in the same manner as if they had been produced on site. The Company does not pay for the CT or MR scan or the interpretation and has rarely paid for the costs of the research study. No other payments have been made to investigators or their institutions. Participants are free to publish their findings.

     Voxel's research collaborators have presented over 120 oral papers and scientific exhibits reporting on the usefulness of the Company's technology at domestic and international meetings of medical and scientific organizations. Several additional papers have been accepted for presentation in the near future and more are under consideration for meetings scheduled through November 1996.

     The principal forum for scientific reports on medical imaging is the annual meeting of the Radiological Society of North America ("RSNA") which is attended by more than 20,000 physicians and health professionals. Many of the aforementioned papers and exhibits have been presented at RSNA meetings and others have been given at meetings of radiologic subspecialists (e.g., American Society of Neuroradiology, European Society of Neuroradiology, British Society of Neuroradiology, and American Society of Emergency Radiology). Referring physicians, especially neurosurgeons, orthopedists, and cardiologists, have also made presentations to their peers at their own professional meetings. Presentations have been made at the Congress of Neurosurgeons, the American Academy of Neurological Surgeons, the American Academy of Orthopedic Surgeons, the American Heart Association, and the American College of Cardiology.

     The reports by Voxel's research collaborators at domestic and international meetings suggest that the Company's technology is useful in diverse settings and in support of the indications most commonly targeted by CT and MR procedures, including neurological, orthopedic, and cardiac conditions. Most of the data for these submissions were collected using traditional CT or MR techniques, but these submissions also included studies using leading edge scanner applications such as (i) non-invasive MR visualization of blood vessels, (ii) MR visualization of the nervous system, (iii) high speed, high resolution CT, and
(iv) three-dimensional ultrasound.

SALES AND MARKETING

     Voxel's principal strategic objective is to make it necessary for diagnostic imaging sites to offer volumetric holographic images in addition to cross-sectional images in order to be considered acceptable providers. In 1994, approximately 5,000 sites in the United States, using more than 9,000 CT and MR scanners, performed approximately 26 million procedures. When the Digital Holography System becomes available for sale, management expects to participate in this market through the sale of Voxcams and Voxboxes, as well as through continuing sales of Voxfilm and development chemicals. The Company believes that Japanese utilization of CT and MR scanners is comparable to that of the United States and Europe's utilization of CT and MR scanners is growing. The Company expects to participate in those markets after the Digital Holography System has been introduced in the United States. However, there can be no assurance that the Digital Holography System will be accepted for general use in connection with any of the illnesses which are commonly examined with CT or MR scanners.

     The Company's initial marketing efforts will focus on institutions with CT or MR scanners that have active neurosurgery and orthopedic surgery practices. These practices are responsible for prescribing the majority of CT and MR studies performed and they use the resulting images in the planning and execution of surgical procedures. After an institution has purchased the Digital Holography System, the Company intends to expand the System's utilization and increase film consumption by promoting the technology to other of the institution's medical specialists.

     The Company plans to use a direct sales force to call on potential customers who will have been qualified by virtue of the scanners they use, the number of neurosurgical and orthopedic procedures they perform, and their geographic proximity to System installations then in place. The sales effort is expected to include intensive after-sale customer service to facilitate the routine use of Voxgrams for the aforementioned conditions and the use of Voxgrams for new medical applications which may be revealed by ongoing research.

     Several companies currently distribute film to the medical marketplace. Voxel has had initial discussions with certain of those companies regarding distribution of Voxfilm. A quality field service program is another prerequisite to the Company's success. Established national organizations have expressed interest in perform-ing field service on the Company's behalf. Discussions are underway which Voxel anticipates may result in acceptable arrangements. However, there can be no assurance that the Company will be able to obtain either film distribution or field service on commercially desirable terms or at all.

     The Company has no experience in marketing, sales, or distribution, and no facilities or resources with which to conduct such activities. To market the Digital Holography System, the Company must develop a marketing and sales force with technical expertise and the Company must arrange for a supporting distribution capability. There can be no assurance that the Company will be able to establish suitable sales, distribution or support capabilities.

INTELLECTUAL PROPERTY

     The Company's success is dependent in large measure on its ability to obtain patent protection for the System, maintain confidentiality of its trade secrets and proprietary know-how, and operate without infringing upon the proprietary rights of third parties.

     The Digital Holography System has three main components: the Voxcam, the Voxbox, and Voxfilm. Two patents relating to the Voxbox have been granted in the United States, and corresponding patents have issued in Japan, Canada, the United Kingdom, Australia, and numerous European countries. The United States patents will expire in 2003.

     The Company believes that it will be granted proprietary protection for both the individual elements of the Digital Holography System and for the system as a whole. The Company's intellectual property derives in large part from a unique method for making a multiple exposure hologram which may contain 200 or more individual images. This method requires an understanding of a variety of factors that control how many exposures a given piece of film can accommodate (the film's image capacity) as well as the ability to make each of the exposures in the hologram so that it uses the appropriate portion of that image capacity. The Company filed a comprehensive patent application in 1992 which covers substantially all aspects of this method, the Voxcam, the wet-chemical processing of holograms, the film employed in the process, and numerous other technological advancements developed by the Company. The application was filed in the United States, preserving all applicable rights to file timely corresponding applications throughout the world. The Company has received and responded to preliminary communication from the U.S. Patent and Trademark Office.

     There can be no assurance that this or any future patent applications filed by the Company will be granted or that, if a patent is granted as a result of the current application, such patent will cover all or a substantial portion of the proposed claims. With respect to patents held by the Company or issued to the Company in the future, there can be no assurance that such patents will provide competitive advantages or will not be challenged by third parties or that patents issued to others will not have an adverse effect on the ability of the Company to conduct its business. In addition, there can be no assurance that the Company's patents would be held valid by a court of law of competent jurisdiction or, if held valid, the Company would have sufficient resources to enforce its patent rights. In the event the Company is found to have infringed upon the patent rights of others, there can be no assurance that Voxel would be able to obtain licenses to any of such patents.

     The Company also relies on trade secrets and proprietary know-how. The Company has been, and will continue to be, required to disclose its trade secrets and proprietary know-how not only to employees and consultants, but also to potential corporate partners, collaborators, and contract manufacturers. Although the Company seeks to protect its trade secrets and proprietary know-how, in part by entering into confidentiality agreements with such persons, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by competitors. See "Risk Factors -- No Assurance of Obtaining Patent Protection and Maintaining Confidentiality of Proprietary Information."

THIRD-PARTY REIMBURSEMENT

     The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid, health maintenance organizations, and private insurers, including Blue Cross/Blue Shield plans. Governmental imposed limits on reimbursement of hospitals and other health care providers have significantly impacted their budgets. Under certain government insurance programs, a health care provider is reimbursed a fixed sum for services rendered in treating a particular condition, regardless of the actual costs of such treatment. Private third-party reimbursement plans and health maintenance organizations are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. In general, these government and private cost-containment measures have caused health care providers to be more selective in the purchase of medical products.

     The availability and magnitude of third party reimbursement for the costs of use of Digital Holography may vary as a function of the identity of the payor, the setting in which the CT or MR examination is performed, and the billing practices of the entity that uses the System. The Company will attempt to provide its customers with guidance as to the appropriate methods to seek third-party reimbursement for use of Digital Holography. To facilitate reimbursement, the Company has initiated efforts directed towards obtaining a modification to existing codes for reporting medical procedures to explicitly reference holographic imaging or a new code specific to holographic display of CT or MR data. The process to amend coding guidelines is lengthy and there can be no assurance that the Company's efforts in this regard will be successful.

     Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party reimbursement will be available. Neither Medicare nor any other third party payor has considered the reimbursement status of the System. Limitations imposed by government and private insurance programs and the failure of certain third-party payors to fully or substantially reimburse health care providers for the procedures associated with use of the System could have a material adverse effect on the Company. See "Risk Factors -- Uncertainty Relating to Third Party Reimbursement."

MANUFACTURING

     Voxel manages the development and engineering of its products but will use original equipment manufacturers to produce the Voxcam, Voxbox, and Voxfilm. To date, development and engineering activities with respect to pre-production prototypes of the Voxcam have been performed for the Company by General Scanning Inc. ("GSI"), a firm that has designed and manufactured medical imaging devices for major domestic and international suppliers. These development and engineering activities have focused on implementing significant improvements over the current laboratory prototypes of the Voxcam. The Company believes that these improvements are necessary to create a commercial product that would satisfy potential customers. Areas of improvement include shape, size, user interface, extent of automation, component cost, and ability to withstand hostile environments. There can be no assurance that a sufficient number of these improvements will be achieved to create a viable commercial product. In August 1994, the Company entered into a development and supply contract for the Voxcam with GSI. The Company continues to take steps to foster its manufacturing program. For example, in January 1995, Voxel agreed to provide increased financial support to GSI and GSI agreed to increase resource allocation for Voxcam development. GSI is currently constructing the Beta Units in anticipation of commencement of field testing to confirm their proper operation. Upon successful completion of field testing, of which there can be no assurance, GSI will commence production of Voxcams for commercial sale.

     Voxel is evaluating a number of potential suppliers for the Voxbox. The Company currently purchases Voxfilm from Agfa Gevaert, one of the world's leading manufacturers of silver halide film products. There can be no assurance that manufacturers with which the Company is currently cooperating will meet the Company's requirements for quality, quantity, and timeliness and the FDA's GMP requirements or that, in the future, the Company would be able to find a substitute manufacturer for the elements of the Digital Holography System. The System must be manufactured in compliance with GMP in order for it to be distributed in the United States. The Company's dependence on others for the manufacture of its products may adversely affect the future profit margin, if any, on the sale of the System and the Company's ability to develop and deliver products on a timely and competitive basis. See "Risk Factors -- Dependence on Others for Manufacture" and "Business -- Government Regulation."

COMPETITION

     Voxel is not aware of any academic or commercial institution actively developing multiple exposure holography to display medical images.

     The Digital Holography System may compete in the future for market share with currently available methodologies for viewing the results of CT and MR scans. Potential purchasers of the Digital Holography System may determine that currently available display techniques for CT and MR with which they are already familiar (including unaided visual examination of the slice images) are sufficient to make requisite diagnoses and facilitate treatment. The perceived value of the Digital Holography System may be influenced by future health care legislation, insurance reimbursement policies, and cost-containment measures adopted by health care providers and payors. In addition, competition may arise from products currently in development, or that may be developed in the future, by other companies. Many of the current and potential competitors are likely to have substantially greater capital resources, research and development staffing, and facilities than the Company. In addition, many potential competitors have extensive experience with CT and MR procedures and technologies.

     One currently available alternative approach to volumetric display is to use computer graphics technology. A single pseudo-three-dimensional picture is synthesized from the individual two-dimensional images. Traditional artistic effects (e.g., shading, perspective) are used to convey an impression of depth. The Company believes that one of the limitations of computer-generated pseudo-three-dimensional images is that only psychological depth cues can be used. Psychological cues depend on surfaces; computer-generated surfaces introduce certain compromises and distortions. Moreover, substantial computer hardware and software skill, experience, time, and effort are required to produce these pictures. A variety of suppliers of CT and MR scanners as well as independent companies offer software and workstations that generate pseudo-three-dimensional pictures. These systems also have other uses; they enable radiologists to interact with the data that have been collected by scanners and they may facilitate the production of "what if " images which some surgeons have found useful in surgical planning. When used for that purpose, the workstations can serve as a source of data for Voxgrams so true volumetric displays can be made after the data have been manipulated. The Company believes that Voxgrams may, therefore, add value to users of workstations. While the Company views workstations as complementary, some physicians may find them to be an acceptable alternative to the Digital Holography System. See "Risk Factors -- Intense Competition and Rapid Technology Change."

GOVERNMENT REGULATION

     The medical devices currently under development by the Company are regulated by the FDA under the Federal Food, Drug and Cosmetic Act (the "FDC Act") and require regulatory clearance prior to commercialization in the United States. Under the FDC Act, the FDA regulates preclinical and clinical testing, manufacturing, labeling, distribution, sale, marketing, advertising, and promotion of medical devices in the United States. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, detention, recall or seizure of products, total or partial suspension of production, distribution, sales and marketing, withdrawal of marketing approvals or clearances, a recommendation by the FDA that the manufacturer or distributor not be permitted to enter into government contracts, and criminal prosecution. In certain circumstances, the FDA also has the authority to order the manufacturer or distributor of a device to repair, replace, or refund the cost of the device. Various states and other countries in which the Digital Holography System may be sold in the future may impose additional regulatory requirements.

     Following the enactment of the Medical Device Amendments of 1976 to the FDC Act, the FDA classified medical devices in commercial distribution at the time of enactment into one of three classes --

Class I, II, or III. This classification is based on the controls necessary to reasonably ensure the safety and effectiveness of medical devices. Class I devices are those whose safety and effectiveness can reasonably be ensured through general controls, such as labeling, the pre-market notification ("510(k)") process, and adherence to FDA-mandated GMP. Class II devices are those whose safety and effectiveness can reasonably be ensured through the use of general controls together with special controls, such as performance standards, post-market surveillance, patient registries, and FDA guidelines. Generally, Class III devices are devices that must receive pre-market approval by the FDA to ensure their safety and effectiveness. They are typically life-sustaining, life-supporting, or implantable devices, and also include most devices that were not on the market before May 28, 1976 and for which the FDA has not made a finding of substantial equivalence based upon a 510(k).

     If a manufacturer or distributor of medical devices can establish to the FDA's satisfaction that a new device is substantially equivalent to a legally marketed Class I or Class II medical device or to a Class III device for which the FDA has not yet required pre-market approval, the manufacturer or distributor may market the device. In the 510(k), a manufacturer or distributor makes a claim of substantial equivalence, which the FDA may require to be supported by various types of information showing that the device is as safe and effective for its intended use as the legally marketed predicate device. Following submission of the 510(k), the manufacturer or distributor may not place the new device into commercial distribution until an order is issued by the FDA finding the new device to be substantially equivalent.

     On September 6, 1995, the Company submitted a 510(k) to the FDA covering the Voxcam, Voxbox, and Voxfilm. On September 29, 1995, the Company received findings of substantial equivalence from the FDA covering the Voxcam, Voxbox, and Voxfilm, permitting the commercial distribution of the Digital Holography System as an adjunct to current two dimensional display techniques for diagnostic image data.

     If the Company needs, either before or after commercial release of the Digital Holography System, to make a modification (e.g., in design or intended use) which could significantly affect the safety or effectiveness of the Digital Holography System, the Company will be required to submit a new 510(k) and establish to the FDA's satisfaction that the Digital Holography System, as modified, is substantially equivalent. The need to obtain FDA clearance of a new 510(k) (which would not be assured) could significantly delay (or prevent) commercialization of a modified Digital Holography System. The Company does not currently intend to take any action to modify the System or its intended use in a fashion which would make it unsuitable for 510(k) clearance. See "Risk
Factors -- Continued Regulatory Compliance Required."

     The Company will also be required to register as a medical device manufacturer with the FDA and state agencies, such as the California Department of Health Services ("CDHS"), and to file a listing of its products semi-annually. The Company or its contract manufacturer (see "Risk
Factors -- Dependence on Others for Manufacture") will be inspected on a routine basis by both the FDA and the CDHS for compliance with the FDA's GMP and other requirements including the medical device reporting regulation and various requirements for labeling and promotion. The FDA's GMP regulation requires, among other things, that (i) the manufacturing process be regulated and controlled by the use of written procedures, and (ii) the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process. The regulation also requires investigation of any deficiencies in the manufacturing process or in the products produced and detailed record keeping. The FDA has proposed changes to the GMP regulation that would, if finalized, likely increase the cost of complying with GMP requirements. The medical device reporting regulation requires that the device manufacturer provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its marketed devices, as well as product malfunctions that would likely cause or contribute to a death or serious injury if the malfunction were to recur. Also, because the Voxcam will contain a laser, the Company will be required to comply and certify compliance with the FDA's performance (safety) standard governing laser products. Changes in existing requirements or interpretations (on which regulations heavily depend) or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. Compliance with such laws and regulations now or in the future could require substantial expenditures by the Company.

OTHER POTENTIAL MARKETS

     Voxel's technology is also potentially useful in a variety of other non-medical settings where volumetric information is important, such as non-destructive testing of airplane parts and volumetric visualization of oil fields and atomic reactor cores. In order for the Digital Holography System to be useful for these applications, potential customers would have to collect data in an appropriate format. Collecting appropriate data could be expensive and time consuming and, as a result, potential customers may consider the System unsuitable. Proving that the Digital Holography System is suitable for these applications will involve additional applications research. While the Company currently intends to pursue these applications in the future, there can be no assurance that it will have the resources to do so or that its efforts will be successful.

EMPLOYEES

     As of March 31, 1996, the Company employed 22 persons on a full-time basis, of whom 14 were engaged in research and development, three in marketing, and five in administration. The Company's ability to attract and retain qualified personnel will be a significant factor in its potential for success. None of the Company's employees is covered by collective bargaining agreements and management considers the Company's relations with its employees to be good. See "Risk Factors -- Dependence on Key Personnel."

FACILITIES

     The Company leases approximately 11,000 square feet of laboratory and office space in a business park in Laguna Hills, California. The leases for this facility expire in February 1998. The Company believes that this facility should be sufficient to meet the Company's needs for at least 12 months from the date of this Prospectus. The Company anticipates that sufficient additional space will be available within the same office park to meet its needs at acceptable rents for the foreseeable future.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are:

           NAME               AGE                      POSITION
- --------------------------    ---     ------------------------------------------
Allan M. Wolfe, M.D.(1)       58      Chief Executive Officer, President, and
                                      Chairman of the Board
Stephen J. Hart               35      Director of Research and Development and
                                      Secretary
Michael N. Dalton             36      Director of Technical Business Development
Murray E. Rudin               33      Chief Financial Officer and Director of
                                      Business Development
James B. Anderson, Ph.D.      46      Director
Alan S. Dishlip(1)(2)         44      Director
James C. Dreyfous(1)(2)       41      Director
John M. Holliman, III(2)      42      Director

- ---------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Allan M. Wolfe, M.D. has been President, Chief Executive Officer, and a director of the Company since he co-founded the Company in April 1988. From 1983 to 1988, Dr. Wolfe was a general partner (and co-founder) of the Life Science Ventures division of Hambrecht & Quist Venture Partners. From 1980 to 1983, Dr. Wolfe was a consultant offering management, strategic, and technical expertise to several companies in the life science industry, including American Hospital Supply Corporation, Alza Corporation, and W.R. Grace & Co. From 1975 to 1980, Dr. Wolfe was a Vice President at McGaw Laboratories, a division of American Hospital Supply Corporation, with responsibility for research and development and strategic and operational planning. Dr. Wolfe holds an M.D. from New York University School of Medicine and was Chief Resident in Medicine at State University of New York, Downstate Medical Center. Dr. Wolfe has also been a general partner of the general partner of Utah Ventures since 1988 and a special limited partner of Crosspoint Venture Partners, a venture capital firm, since 1989.

     Stephen J. Hart has been Director of Research and Development of the Company since he co-founded the Company in April 1988 and Secretary of the Company since June 1992. From 1985 to 1988, Mr. Hart performed research in astrophysics and applied optics at Imperial College of Science and Technology, University of London. In 1984 and 1985, Mr. Hart was (i) a project leader at Icon Holographics Limited in London and (ii) a co-founder of Holoplex Systems, a United Kingdom company which acquired the intellectual property of Icon Holographics and is now an inactive subsidiary of Voxel. From 1981 to 1984, Mr. Hart performed graduate work in astrophysics at Imperial College of Science and Technology. Mr. Hart received a B.Sc. in Physics and Astronomy from Queen Mary College, University of London.

     Michael N. Dalton has been Director of Technical Business Development of the Company since July 1995 and, prior to that date, was Director of Computing since co-founding the Company in April 1988. From 1986 to 1988, Mr. Dalton was a research associate in the Department of Photogrammetry at University College, London developing software for analysis and synthesis of terrain imagery from satellite data. From 1985 to 1986, Mr. Dalton was a software designer for Virgin Computer Graphics in London. In 1984 and 1985, Mr. Dalton was (i) computer systems manager at Icon Holographics Limited where he was involved in developing certain of the technology on which the Voxcam is based and (ii) a co-founder of Holoplex Systems. From 1981 to 1984, Mr. Dalton performed graduate work in interplanetary atmospheric physics at Imperial College of Science and Technology, University of London. Mr. Dalton received a B.Sc. in Physics from Queen Mary College, University of London.

     Murray E. Rudin has been Chief Financial Officer and Director of Business Development of the Company since June 1994, after having served as Director of Finance and Business Development of the Company from January 1993 to June 1994. From 1990 to December 1992, Mr. Rudin was a principal of Valley National Investors, Inc., the venture capital subsidiary of Valley National Bank of Arizona, where he was engaged in investment origination, evaluation, structuring, and monitoring. From 1986 to 1990, Mr. Rudin was a corporate attorney with the firm of Riordan & McKinzie in Los Angeles and Costa Mesa, California, with a practice emphasizing private and public securities transactions. Mr. Rudin holds a J.D. from Harvard Law School and a B.S. in electrical engineering from the University of Rochester.

     James B. Anderson, Ph.D. has served as a director of the Company since 1991. Dr. Anderson is currently the Second Vice President responsible for the venture capital portfolio at The Travelers Insurance Companies. He was promoted to his current position from Investment Officer in January 1994. Prior to joining The Travelers Insurance Companies in 1987, Dr. Anderson was employed as the Vice President of Research for Technology Assessment for Advest, Inc. from 1983 to 1987. Dr. Anderson holds a Ph.D. in Materials Science from the University of Connecticut and a B.S. in Physics from Worcester Polytechnic Institute. He is the co-author of 32 scientific articles and two books. He currently serves on the Board of Directors of Molten Metal Technology, Inc., an environmental services company and Biofield, Inc., a medical device company.

     Alan S. Dishlip has served as a director of the Company since 1990. Mr. Dishlip is Senior Vice President of First Portland Corporation, an equipment leasing enterprise. Prior to joining First Portland Corporation in February 1995, Mr. Dishlip was a limited partner of Shaw Venture Partners since 1983 and a general partner of Shaw Venture Partners II since 1987. Both Shaw entities are venture capital firms. Mr. Dishlip serves on the Board of Directors of Protocol Systems, Inc., a medical instrumentation company.

     James C. Dreyfous has served as a director of the Company since 1991. For the past twelve years, Mr. Dreyfous has served in various capacities for Utah Ventures, a venture capital fund, and currently serves as Managing General Partner of its general partner.

     John M. Holliman, III has served as a director of the Company since 1993, and previously from April 1990 through July 1991. Mr. Holliman has been a general partner of the general partner of Valley Ventures L.P. (and its predecessor, Arizona Growth Partners, L.P.), a Phoenix-based venture capital investment partnership, since February 1993. From 1985 to February 1993, Mr. Holliman served in various capacities, lastly as Senior Managing Director, of Valley National Investors, Inc., the venture capital subsidiary of Valley National Bank of Arizona. Mr. Holliman is also a director of Express America Holdings Corporation, a financial services company, DenAmerica Corporation, a restaurant services company, and OrthoLogic Corporation, a medical device company.

     Pursuant to the terms of a written agreement between the Company and A.R. Baron & Co., Inc. ("Baron"), the Company has agreed, until November 1, 1999, to nominate for election to the Board, upon Baron's request, one person to be designated by Baron and to use the Company's best efforts to cause such individual to be elected a director of the Company. The election of such person may result in an increase in the number of directors to six. As of the date of this Prospectus, Baron has not exercised such right.

     All directors and executive officers of the Company have been elected to serve until their successors have been duly elected and qualified. The next election of directors is anticipated to occur at the Company's 1997 annual meeting of shareholders.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The table below sets forth information regarding compensation paid by the Company during each of the Company's last three fiscal years to each executive officer (the "Named Officer") of the Company who received salary and bonus payments in excess of $100,000 during the year ended December 31, 1995.

                                                                          LONG TERM COMPENSATION
                                                         ANNUAL                 AWARDS(1)
                                                      COMPENSATION        ----------------------
                                                   ------------------     SECURITIES UNDERLYING
             NAME AND PRINCIPAL POSITION           YEAR     SALARY($)           OPTIONS(#)
    ---------------------------------------------  ----     ---------     ----------------------
    Allan M. Wolfe, M.D.                           1995      175,000                    0
      President and Chief Executive Officer        1994      152,083              148,289
                                                   1993      150,000                    0

- ---------------

(1) The Company has no stock appreciation rights plan or long-term incentive plan.

  Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values

     The table below sets forth information regarding (i) the exercise of stock options by the Named Officer during the fiscal year ended December 31, 1995,
(ii) the number of unexercised options held by the Named Officer as of December 31, 1995, and (iii) the value as of December 31, 1995 of unexercised in-the-money options held by the Named Officer.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              SHARES                          OPTIONS/SARS           IN-THE-MONEY OPTIONS/SARS
                            ACQUIRED ON      VALUE        AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END($)
             NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
    ----------------------  -----------   -----------   -------------------------   ----------------------------
    Allan M. Wolfe, M.D.         0             0             228,355/0                  $834,026/$0

- ---------------

(1) Value per share is determined based on the spread between the option exercise price per share and the closing bid price for Common Stock as of December 29, 1995, the last business day of the 1995 calendar year ($4.50 per share).

DIRECTOR COMPENSATION

     Pursuant to separate option agreements, the Company granted to each of the non-employee directors (Dr. Anderson and Messrs. Dishlip, Dreyfous, and Holliman) an option to acquire 3,239 shares of Common Stock. With respect to Messrs. Dishlip and Dreyfous, the option agreements are dated as of October 29, 1992 and provide for an exercise price of $0.51 per share. Dr. Anderson's agreement is dated as of February 25, 1994 and provides for an exercise price of $0.51 per share. Mr. Holliman's agreement is dated as of March 17, 1994 and provides for an exercise price of $1.03 per share.

     As of January 12, 1995, the Company granted to each of the non-employee directors an option to acquire 5,000 shares of Common Stock. Each of such option grants was made pursuant to a separate option agreement as of that date and each grant provided for an exercise price of $5.31 per share. As of January 25, 1996, the Company granted to each of the non-employee directors an option to acquire 3,761 shares of Common Stock. Each of such option grants was made pursuant to a separate option agreement as of that date and each grant provided for an exercise price of $2.625 per share.

     All of the option agreements with directors referenced above in this section provide for a ten-year term commencing on the date of grant and provide that one-half of the options awarded thereby vest as of the date of the respective agreement and the remaining options vest on the one year anniversary thereof.

     Except as described above, the Company's directors do not receive fees for their services as directors but are reimbursed for expenses incurred by them in connection with attendance at Board meetings.

EMPLOYMENT AGREEMENTS

     In June 1994, the Company entered into an employment agreement with Dr. Wolfe for a term of three years, renewable upon the agreement of the Company and Dr. Wolfe. The employment agreement provides for (i) an initial annual base salary of $150,000, subject to annual review and increase and (ii) such incentive bonus payments as the Board may from time to time determine. See "Executive Compensation -- Summary Compensation Table." Dr. Wolfe's base salary for 1996 is $175,000. During the term of the employment agreement and for three years after its termination, Dr. Wolfe has agreed not to participate in any business engaged in the development, manufacturing, or marketing of volumetric image display systems for radiologic applications or holographic imaging systems. Mr. Hart has also agreed to a similar non-compete provision for the duration of his employment by Voxel and three years thereafter.

     The Company enters into confidentiality agreements with its full-time employees (including its executive officers) that prohibit disclosure of confidential information to anyone outside of the Company both during and subsequent to employment. Such agreements also require disclosure to the Company of ideas, discoveries and inventions relating to or resulting from the employee's work for the Company and assignment to the Company of all proprietary rights to such ideas, discoveries, or inventions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to February 1994, the Company did not have a compensation committee or other committee of its Board performing equivalent functions. During the year ended December 31, 1993, the entire Board (including Dr. Wolfe) participated in deliberations concerning executive compensation. None of such deliberations concerned the compensation of Dr. Wolfe because Dr. Wolfe's compensation was unchanged during that period. In February 1994, the Board created a Compensation Committee consisting of Dr. Wolfe and Messrs. Dishlip and Dreyfous. Dr. Wolfe's employment agreement and 1994 option grant were considered and approved by the Board, in which consideration and approval process neither Dr. Wolfe nor Mr. Dreyfous participated or voted.

     Dr. Wolfe and Mr. Dreyfous are general partners of the general partner of Utah Ventures, a shareholder of the Company. Dr. Wolfe and Mr. Dreyfous each participate in the determination of the other's compensation for services to Utah Ventures in the following manner: Dr. Wolfe, Mr. Dreyfous, and a third individual not affiliated with Voxel comprise the Management Committee of Utah Ventures. Compensation of Management Committee members is determined by a unanimous vote of the Management Committee, with the member whose compensation is being determined not voting.

STOCK OPTION PLANS

     The Company's 1992 Stock Plan (the "1992 Plan") was adopted by the Board in 1992 and approved by the Company's shareholders in 1993 to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company, and to promote the success of the Company's business. Options granted under the 1992 Plan may be either incentive stock options as defined in Section 422A of the Internal Revenue Code of 1986, as amended, or non-qualified stock options, at the discretion of the Board, and in either case may contain performance-based vesting criteria. The Company has reserved 563,616 shares of Common Stock for issuance under the 1992 Plan. As of May 15, 1996, options to purchase an aggregate of 432,360 shares were outstanding under the 1992 Plan at a weighted average exercise price of $1.39, of which options to purchase an aggregate of 349,639 shares were immediately exercisable at a weighted average exercise price of $1.16.

     The Company's 1994 Executive Stock Option Plan (the "1994 Plan") was adopted by the Board and approved by the Company's shareholders in 1994 for the same purposes as the 1992 Plan. Option recipients under the 1994 Plan are limited to executive officers of the Company. Options granted under the 1994 Plan may be either incentive stock options as defined in Section 422A of the Internal Revenue Code of 1986, as amended, or non-qualified stock options, at the discretion of the Board, and in either case may contain performance-based vesting criteria. The Company has reserved 310,961 shares of Common Stock for issuance under the 1994 Plan. As of May 15, 1996, options to purchase an aggregate of 74,161 shares were outstanding at a weighted average exercise price of $2.15, of which options to purchase an aggregate of 3,438 shares were immediately exercisable at a weighted average exercise price of $1.50.

     Both plans may be administered by the Board or a committee of the Board, which committee is required to be constituted to comply with Section 16(b) of the Securities Exchange Act of 1934, as amended, and applicable laws. Both plans are currently administered by the Board. The entity administering each plan has the power to determine the terms of any options granted thereunder, including the exercise price, the number of shares subject to the option, and the exercisability thereof. Options granted under either plan are generally not transferable, and each option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under either plan must be at least equal to the fair market value of the shares of Common Stock on the date of grant, and non-qualified stock options granted under the 1992 Plan must have an exercise price of at least 85% of the fair market value of the shares of Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any stock option granted under the 1992 Plan and any incentive stock option granted under the 1994 Plan must equal at least 110% of the fair market value on the grant date and the maximum term of any option granted under either plan must not exceed five years. The term of all other options granted under either plan may not exceed ten years. The specific terms of each option grant are approved by the Board and are reflected in a written stock option agreement.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Articles of Incorporation (i) eliminate the liability of the directors of the Company for monetary damages to the fullest extent permitted by California law and (ii) authorize the Company to indemnify its officers and directors to the fullest extent permitted by California law. The Company has entered into indemnification agreements with its directors and executive officers. Such agreements provide broad indemnification against expenses (including legal fees, judgments, and Company-approved settlements) incurred in connection with any civil or criminal action which arises from the performance of duties for the Company. The agreements also provide that the Company will indemnify such persons to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the agreement, the Company's Articles of Incorporation, the Company's Bylaws or statute. The indemnification agreements apply to any action taken by the indemnitee while serving as an officer or director of the Company, whether occurring before or after the date of the agreement. The agreements do not provide indemnification for any acts or omissions from which a director may not be relieved of liability under the California Corporations Code.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

KEY MAN INSURANCE

     The Company is the sole beneficiary of term life insurance policies, each in the face amount of one million dollars, covering Dr. Wolfe and Mr. Hart.

                              CERTAIN TRANSACTIONS

     In April 1993, the Company issued unsecured convertible promissory notes in the aggregate principal amount of $2,460,000 (the "Investor Notes"). In exchange for the Investor Notes, the Company received total cash proceeds equal to their principal amount, funded through several drawdowns during the period from May 1993 through April 1994. These notes and the accrued interest thereon were exchanged for shares of Common Stock at the closing of the IPO. The Investor Notes were sold to the following shareholders (collectively, the "Institutional Shareholders") in the following principal amounts: The Travelers Companies ($1,000,000), U.S. Bancorp Capital Corporation ($500,000), Valley Ventures, L.P. ($500,000), New Era Investors ($300,000), and Utah Ventures ($160,000). Each Institutional Shareholder, other than New Era

Investors, is a beneficial holder of 5% or more of the Common Stock. See "Debt Financings -- Investor Notes."

     In May 1994, the Company issued unsecured promissory notes in the aggregate principal amount of $400,000 in exchange for cash proceeds equal to the principal amount. In June 1994, the Company issued additional similar unsecured promissory notes in the aggregate principal amount of $800,000 in exchange for cash proceeds equal to the principal amount. The aggregate principal amount of $1,200,000 of these notes and the accrued interest thereon were repaid from proceeds of the IPO. These notes were sold to the Institutional Shareholders in the following principal amounts: The Travelers Companies ($630,000), U.S. Bancorp Capital Corporation ($195,000), Valley Ventures, L.P. ($195,000), Utah Ventures ($120,000), and New Era Investors ($60,000). See "Debt
Financings -- Supplemental Investor Notes."

     Certain directors and officers of the Company are affiliated with the Institutional Shareholders. Dr. Anderson, a director of the Company, is affiliated with The Travelers Companies. Mr. Holliman, a director of the Company, is a general partner of the general partner of Valley Ventures, L.P. Dr. Wolfe, President, Chief Executive Officer, and a director of the Company, and Mr. Dreyfous, a director of the Company, are general partners of the general partner of Utah Ventures. See "Management -- Executive Officers and Directors."

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information May 15, 1996 concerning stock ownership of (i) all persons known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Named Officer as defined in the Summary Compensation Table under the caption "Executive Compensation" above, and (iv) all executive officers and directors of the Company as a group.


                                                              AMOUNT AND        PERCENTAGE OF CLASS
                                                              NATURE OF       ------------------------
                                                              BENEFICIAL       BEFORE         AFTER
                     NAME AND ADDRESS                        OWNERSHIP(1)     OFFERING     OFFERING(2)
- -----------------------------------------------------------  ------------     --------     -----------
U.S. Bancorp Capital Corporation...........................      565,438        10.6%           6.9%
  111 Southwest Fifth Avenue, Suite 1090
  Portland, OR 97204
The Travelers Companies(3).................................      561,312        10.5            9.2
  One Tower Square
  Hartford, CT 06183
Valley Ventures, L.P.......................................      343,736         6.4            4.2
  6115 N. Scottsdale Road, Suite 100
  Scottsdale, AZ 85250
Utah Ventures..............................................      300,091         5.6            3.7
  419 Wakara Way
  Salt Lake City, UT 84108
Allan M. Wolfe, M.D.(4)....................................      605,700        10.9            7.2
  Voxel
  26081 Merit Circle, Suite 117
  Laguna Hills, CA 92653
Bernard Levine, M.D........................................      386,400         7.2            4.7
  P.O. Box 2635
  La Jolla, CA 92038
John M. Holliman, III(5)...................................      353,856         6.6            4.3
  Valley Ventures, L.P.
  6115 N. Scottsdale Road, Suite 100
  Scottsdale, AZ 85250
James C. Dreyfous(6).......................................      320,211         6.0            3.9
  Utah Ventures
  419 Wakara Way
  Salt Lake City, UT 84108
Alan S. Dishlip(7).........................................       10,120        *             *
  First Portland Corporation
  7145 Southwest Varns Street
  Portland, OR 97223
James B. Anderson, Ph.D.(7)................................       10,120        *             *
  The Travelers Companies
  One Tower Square
  Hartford, CT 06183
All directors and executive officers
  as a group (8 persons)(8)................................    1,194,191        21.1           14.1


- ---------------

 *  Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such option but are not outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Assumes no exercise of the Underwriters' over-allotment option.

(3) Beneficial ownership prior to the Offering represents 29,317 shares of Common Stock held by The Travelers Insurance Company, 404,830 shares of Common Stock held by The Travelers Indemnity Company, 115,295 shares of Common Stock held by The Travelers Life and Annuity Company, and 11,870 shares of Common Stock held by The Phoenix Insurance Company, which together comprise a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Percentage ownership after the Offering assumes the purchase in the Offering by the Travelers Companies of an aggregate of $1,000,000 of Common Stock at an assumed offering price of $7.50 per share. See "Underwriting."

(4) Includes (i) 77,254 shares of Common Stock, (ii) 228,355 shares of Common Stock subject to stock options exercisable as of May 15, 1996 or within 60 days thereafter, and (iii) 300,091 shares of Common Stock held of record by Utah Ventures. Dr. Wolfe is a general partner of the general partner of Utah Ventures. Dr. Wolfe disclaims beneficial ownership of the shares of Common Stock held of record by Utah Ventures, except to the extent of his pecuniary interest therein.

(5) Includes 343,736 shares of Common Stock held of record by Valley Ventures, L.P. and 10,120 shares of Common Stock subject to stock options exercisable as of May 15, 1996 or within 60 days thereafter. Mr. Holliman is a general partner of the general partner of Valley Ventures, L.P. Mr. Holliman disclaims beneficial ownership of the shares of Common Stock held of record by Valley Ventures, L.P., except to the extent of his pecuniary interest therein.

(6) Includes (i) 300,091 shares of Common Stock held of record by Utah Ventures,
    (ii) 5,000 shares of Common Stock held of record by trusts for the benefit of Mr. Dreyfous' children, of which he is a co-trustee, (iii) 10,120 shares of Common Stock subject to stock options exercisable as of May 15, 1996 or within 60 days thereafter, and (iv) 5,000 shares held by Mr. Dreyfous. Mr. Dreyfous is the Managing General Partner of the general partner of Utah Ventures. Mr. Dreyfous disclaims beneficial ownership of the shares of Common Stock held of record by Utah Ventures and by the trusts for the benefit of his children, except to the extent of his pecuniary interest therein.

(7) Represents 10,120 shares of Common Stock subject to stock options exercisable as of May 15, 1996 or within 60 days thereafter.

(8) Includes (i) with respect to Drs. Wolfe and Anderson and Messrs. Dishlip, Dreyfous, and Holliman, the shares of Common Stock identified in footnotes
    (4), (5), (6), and (7) as held by such person or subject to options exercisable by such person as of May 15, 1996 or within 60 days thereafter,
    (ii) with respect to the executive officers other than Dr. Wolfe, a total of 194,275 shares of Common Stock held by such persons or subject to options exercisable by such persons as of May 15, 1996 or within 60 days thereafter, and (iii) the shares of Common Stock held of record by Valley Ventures, L.P., Utah Ventures, and the trusts for the benefit of Mr. Dreyfous' children.

                                DEBT FINANCINGS
INVESTOR NOTES

     In April 1993, the Company entered into a bridge financing arrangement with certain of its shareholders pursuant to which the Company was entitled to borrow an aggregate of $2,460,000. During the subsequent 12 months, the Company borrowed the full available amount in four installments. These Investor Notes accrued interest consisting of (i) 4% on the amount of each principal borrowing, accruing on the date of each such borrowing, (ii) 4% on the outstanding balance on the 90th, 180th, and 270th day anniversaries of the first principal borrowing, and (iii) 6% per annum interest on outstanding balances through the one-year anniversary of the first principal borrowing and 9% per annum interest thereafter. On November 1, 1994, in connection with the closing of the IPO, all principal and accrued interest on the Investor Notes were converted to Common Stock.

SUPPLEMENTAL INVESTOR NOTES

     In April 1994, the Company entered into a financing agreement (the "Note Purchase Agreement") with certain of its shareholders pursuant to which the Company borrowed $400,000 and issued notes in exchange therefor (the "Supplemental Investor Notes"). In June 1994, the Company and the holders of the Supplemental Investor Notes modified the Note Purchase Agreement to enable the Company to borrow additional amounts thereunder on the same terms. Additional Supplemental Investor Notes were issued in the aggregate principal amount of $800,000. On November 1, 1994, all principal and accrued interest on the Supplemental Investor Notes was repaid with proceeds from the IPO.

BRIDGE FINANCING

     On July 25, 1994, the Company consummated a financing pursuant to which the Company issued notes in the aggregate principal amount of $1,000,000 and Bridge Warrants to acquire an aggregate of 200,000 shares of Common Stock. Such notes carried an interest rate of 9% per annum, were due on the fifth business day following the closing of the IPO, and were retired with proceeds therefrom. The Bridge Warrants are exercisable for five years after their issuance date at an exercise price of $2.50 per share. As of May 15, 1996, Bridge Warrants covering 130,000 shares of Common Stock had been exercised. Holders of Bridge Warrants are entitled to certain demand and piggyback registration rights with respect to the underlying shares of Common Stock. See "Description of Securities -- Registration Rights."

                           DESCRIPTION OF SECURITIES

     The following statements are qualified in their entirety by reference to the detailed provisions of the Company's charter documents, copies of which have been heretofore filed with the Commission.

COMMON STOCK

     The Company is authorized to issue 15,000,000 shares of Common Stock, of which 5,349,198 shares were issued and outstanding at May 15, 1996 and held of record by 104 shareholders. The record holders of validly issued and outstanding shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. Under California law (with limited exceptions not currently applicable to the Company), cumulative voting in the election of directors is mandatory upon notice given by a shareholder at a shareholder's meeting at which directors are to be elected. In order to cumulate votes, a shareholder must give notice at the meeting, prior to the voting, of the shareholder's intention to vote cumulatively. If any one shareholder gives such a notice, all shareholders may cumulate their votes. Cumulative voting permits the holder of each share of stock entitled to vote in the election of directors to cast that number of votes which equals the number of directors to be elected. The holder may allocate all votes represented by one share to a single candidate or may allocate those votes among as many candidates in any manner that the holder chooses. Thus, under cumulative voting a shareholder with a significant minority percentage of the outstanding shares of voting stock may be able to elect one or more directors.

     The holders of Common Stock are entitled to such dividends, if any, as may be declared by the Board in its discretion out of funds legally available for that purpose, and to participate pro rata in any distribution of the Company's assets upon liquidation. In the event of liquidation of the Company, all assets available for distribution are distributable among the holders of the Common Stock according to their respective holdings.

     The holders of Common Stock do not have any pre-emptive or conversion rights, nor are there any redemption rights with respect to the Common Stock. The outstanding shares of Common Stock are, and the shares of Common Stock being offered hereby, when issued and paid for, will be, validly issued, fully paid, and non-assessable and not subject to further call or assessment by the Company.

PREFERRED STOCK

     The Company is authorized to issue 10,000,000 shares of Preferred Stock, of which no shares were issued and outstanding at May 15, 1996. The Board has the authority to issue Preferred Stock from time to time in series and to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to increase or decrease (but not below the amount then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. The Company has heretofore issued 492,904 shares of convertible redeemable Series A Preferred Stock and 6,322,291 shares of convertible redeemable Series B Preferred Stock (collectively, the "Prior Preferred"). All outstanding shares of Prior Preferred were converted to Common Stock in connection with the closing of the IPO.

     On December 29, 1995 the Company completed a $4.0 million ($3.6 million, net of offering expenses) financing by issuing 4,000,000 shares of Series C Preferred Stock to several investors in a private financing. As of May 15, 1996, all of the shares of Series C Preferred Stock (together with accrued dividends) had been converted to an aggregate of 1,110,329 shares of Common Stock and no shares of Series C Preferred Stock remained outstanding.

     The flexibility vested in the Company's Board to issue Preferred Stock in one or more series can enhance the Board's bargaining capability on behalf of the Company's shareholders in the event of a possible takeover and could, under some circumstances, be used to render more difficult or discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management, even if such a transaction were favored by the holders of the requisite number of the then-outstanding shares, in that the rights, privileges, and preferences of one or more series of Preferred Stock, which Preferred Stock could be privately placed, could involve provisions as to voting, redemption, conversion, or other rights that could deter such action. Accordingly, shareholders of the Company might be deprived of an opportunity to consider a takeover proposal that a third party might otherwise consider making, because the Company has a class of Preferred Stock authorized. In addition, the issuance of Preferred Stock may discourage bids for the Common Stock at a premium over the market price, could adversely affect the voting rights of holders of Common Stock, and could adversely affect the market price of the Common Stock. The Company currently does not have any plans or commitments that would involve the issuance of shares of its Preferred Stock.

CLASS A WARRANTS

     An aggregate of 1,900,000 Class A Warrants were issued at the closing of the IPO pursuant to a warrant agreement (the "Warrant Agreement") among the Company, Baron, and American Stock Transfer & Trust Company (the "Warrant Agent"), and are evidenced by warrant certificates in registered form. The following summary is qualified in its entirety by the text of the Warrant Agreement, a copy of which has been filed with the Commission.

     Each Class A Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $6.25, subject to adjustment, at any time until the close of business on September 27, 1999, unless previously redeemed. The Class A Warrants are subject to redemption by the Company at $.05 per Class A Warrant on 30 days' prior written notice provided that either (i) the average closing bid price (or last sales price) of the Common Stock as reported by Nasdaq (or on such exchange on which the Common Stock is then traded) exceeds $9.00 per share for 20 consecutive business days ending not less than 15 days prior to the date of the notice of redemption, or (ii) the Company shall have obtained written consent from Baron to redeem the Class A Warrants.

     The exercise price of the Class A Warrants and the number and kind of shares of Common Stock or other securities issuable upon the exercise thereof are subject to adjustment in certain circumstances, including any stock dividend on the Common Stock, any subdivision, combination, or reclassification of the Common Stock, or any distribution of rights or warrants to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock), assets, or evidences of indebtedness of the Company. Additionally, an adjustment would be made upon a merger where the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company, so as to enable warrantholders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Class A Warrant. The adjustment right described in the foregoing sentence shall not apply to a merger or sale of assets transaction in which the consideration per share of Common Stock is at least $10.00; in such event, the Class A Warrants shall expire upon consummation of the merger or sale transaction. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Class A Warrants.

     The exercise price of the Class A Warrants bears no relation to any objective criteria of value and should not be regarded as an indication of the future market price of the securities offered hereby.

     The Class A Warrants do not confer upon the holders any voting rights or any rights as shareholders of the Company. Upon written notice to the warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Class A Warrants.

     The Class A Warrants may be exercised upon surrender of the Class A Warrant certificate on or prior to the expiration date (or earlier redemption date) of such Class A Warrants at the offices of the Warrant Agent, with the "Subscription Form" on the reverse side of the Class A Warrant certificate completed as indicated, accompanied by payment of the full exercise price (by cashier's or certified check payable to the order of the Warrant Agent) for the number of Warrants being exercised. Upon the expiration date, the Class A Warrants will become void and of no value. So long as a market for the Class A Warrants continues to exist, the holder may sell the Class A Warrants instead of exercising them. There can be no assurance, however, that a market for the Class A Warrants will continue to exist. If the Company is unable to qualify for sale in certain states the Common Stock underlying the Class A Warrants, holders of Class A Warrants desiring to exercise the Class A Warrants who reside in those states will have no choice but either to sell such Class A Warrants or let them expire.

UNITS

     Each Unit consists of one share of Common Stock and one Class A Warrant. The Common Stock and the Class A Warrant components may be traded together as Units, but are also separately transferable.

BRIDGE WARRANTS

     The terms of the Bridge Warrants are identical in all material respects to those of the Class A Warrants except that (i) the Bridge Warrants' exercise price per share is $2.50 and (ii) the Bridge Warrants are not subject to redemption by the Company.

REGISTRATION RIGHTS

     Upon the request of holders of 25% or more of the shares of Common Stock acquired upon conversion of the Prior Preferred (the "Conversion Stock"), the Company will register under the Securities Act and applicable state securities laws any shares of Conversion Stock owned by holders thereof. Holders of Conversion Stock shall be entitled to such demand registration rights on two separate occasions. The Company is obligated to keep such registration statement effective until the earlier of the date all shares registered thereunder are sold or nine months from the effective date of the registration statement. Such demand registration rights are subject to certain limitations in the event of
(i) the availability of Rule 144(k) for resales of Conversion Stock, (ii) the Company's exercise of its right to delay a registration for up to 90 days upon its written certification of certain conditions, or (iii) a substantially contemporaneous Company-initiated registration. The expenses of both demand registrations initiated by holders of Conversion Stock shall be borne by the Company. Holders of Conversion Stock also have piggyback registration rights, i.e., the right to include such shares in any registration statement that may be filed by the Company.

     The Company has granted certain demand and piggyback registration rights to the holders of Common Stock issuable upon exercise of the Bridge Warrants. The Company has also granted certain demand and piggyback registration rights to the holders of the Unit Purchase Option, the units issuable upon exercise thereof, the Common Stock and warrants included within such units, and the Common Stock issuable upon exercise of such warrants. Furthermore, the Company has granted certain demand and piggyback registration rights to the Representative with respect to the Common Stock issuable upon exercise of the Representative's Warrants. See "Underwriting."

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock and Class A Warrants is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 8,149,198 shares of Common Stock outstanding. Of this amount, the 2,800,000 shares sold in the Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) and approximately 3,161,707 other shares will be available for immediate sale in the public market as of the date of this Prospectus.


     Holders of 2,170,089 shares of Common Stock have agreed that they will not, without the Representative's written consent, sell, transfer, or assign any of such shares for a period of 180 days (the "180-day Lockup Period") commencing upon the closing of the Offering. See "Underwriting."

     Upon the expiration of the 180-day Lockup Period, approximately 2,170,089 shares of Common Stock (subject in certain cases to the volume and other limitations of Rule 144 promulgated under the Securities Act ("Rule 144")) will become available for sale in the public market. An additional 17,402 shares of Common Stock will become available for sale in the public market pursuant to Rule 144 during the twelve months following the date of this Prospectus.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who holds restricted shares as that term is defined in Rule 144, including persons who may be deemed to be "affiliates" of the Company under Rule 144, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least two years that does not exceed the greater of (i) one percent of the then-outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with the Commission with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not an affiliate at any time during the 90-day period preceding such sale and has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other requirements pursuant to Rule 144(k).

     In addition, the Commission has published a notice of proposed rulemaking which, if adopted as proposed, would shorten the applicable holding periods under Rule 144(d) and Rule 144(k) to one and two years, respectively (from the current two and three-year periods). The Company cannot predict whether such amendments will be adopted or the effect thereof on the trading market for its Common Stock. The Company is unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for the Common Stock, the personal circumstances of the sellers, and other factors.

     Following the expiration of the lock-up and/or restrictive periods described above, a substantial sale of securities pursuant to Rule 144 or otherwise could occur and might have an adverse effect on the market price of the Common Stock.

     An additional 2,350,000 shares of Common Stock (the "Underlying Registered Stock") that may be issued upon exercise of certain warrants and options outstanding at May 15, 1996 are the subject of a previously filed registration statement under the Securities Act (the "Prior Registration"). The Company has covenanted to maintain the effectiveness of the Prior Registration. Subject to such effectiveness, all of the shares of Underlying Registered Stock, if, when, and as issued, will be immediately eligible for sale in the public market. Regardless of such effectiveness, the Underlying Registered Stock may become eligible for sale in the public market pursuant to the provisions of Rule 144. The Underlying Registered Stock comprises (i) 1,900,000 shares underlying the Class A Warrants, (ii) 380,000 shares underlying the Unit Purchase Option and the warrants contained therein, and (iii) 70,000 shares underlying the Bridge Warrants. See "Risk Factors -- Adverse Consequences Associated with Substantial Shares of Common Stock Reserved for Issuance" and "-- Substantial Number of Shares Eligible for Future Sale; Potential Expense of Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Cruttenden Roth Incorporated is acting as representative, have agreed to purchase from the Company the following respective number of shares of Common Stock:


                                                                                NUMBER OF
    UNDERWRITERS                                                                  SHARES
    ------------                                                                ----------
    Cruttenden Roth Incorporated..............................................

                                                                                ----------
              Total...........................................................   2,800,000
                                                                                ==========


     The Underwriting Agreement provides that the Underwriters' obligations are subject to conditions precedent and that the Underwriters are committed to purchase all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if the Underwriters purchase any shares.

     The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the Price to Public set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $          per share. The Underwriters
may allow and such dealers may reallow a concession not in excess of $ per share to certain other dealers. After the shares of Common Stock offered hereby are released for sale to the public, the Underwriters may change the initial Price to Public and other selling terms. No change in such terms shall change the amount of proceeds to be received by the Company, as set forth on the cover page of this Prospectus.


     The Company has granted to the Underwriters an option, exercisable no later than 45 days after the date of this Prospectus, to purchase up to an aggregate of 420,000 additional shares of Common Stock solely to cover over-allotments, if any, at the Price to Public set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed to pay the Representative a nonaccountable expense allowance equal to one and one-half percent of the aggregate Price to Public (including with respect to shares of Common Stock underlying the over-allotment option, if and to the extent it is exercised) set forth on the front cover of this Prospectus for expenses in connection with the Offering, of which the sum of $30,000 has been paid. The Representative's expenses in excess of such allowance will be borne by the Representative. To the extent that the expenses of the Representative are less than such allowance, the excess may be deemed to be compensation to the Representative.


     The Company has agreed to sell to the Representative, for $184, the Representative's Warrants to purchase up to 224,000 shares of Common Stock at an exercise price per share equal to 120% of the Price to Public set forth on the cover page of this Prospectus. The Representative's Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus and are not transferable for a period of one year from the date of this Prospectus except to officers of the Representative or any successor thereto. The Representative's Warrants include a net exercise provision permitting the holder(s) to pay the exercise price by cancellation of the exercisability of a number of shares with a fair market value equal to the aggregate exercise price of the Representative's Warrants then being exercised. In addition, the Company has granted certain rights to the holders of the Representative's Warrants to register the Representative's Warrants and the Common Stock underlying the Representative's Warrants under the Securities Act.

     The Underwriters have agreed to allocate up to $1,000,000 of the shares offered hereby for purchase by the Travelers Companies, who are current shareholders of the Company. See "Principal Shareholders."

     Holders of 2,170,089 shares of Common Stock have agreed that they will not sell, directly or indirectly, without the Representative's prior written consent, any of the shares owned by them for a period of 180 days from the closing of the Offering. See "Shares Eligible for Future Sale." The Company has agreed that it will not, without the prior written consent of the Representative, purchase, sell, or otherwise dispose of any shares of Common Stock or issue any warrants or options for a period of 12 months from the closing of the Offering, except that the Company may grant additional options under its existing option plans, issue shares upon the exercise of outstanding stock options, and issue shares in connection with acquisition transactions.

     In connection with this Offering, certain Underwriters and selling group members (if any) who are qualified registered market makers on the Nasdaq SmallCap market may engage in passive market making transactions in the Common Stock on the Nasdaq SmallCap market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934 during the two business day period before commencement of sales in this Offering. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market making average daily trading volume in the Common Stock during a price period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail, and, if commenced, may be discontinued at any time.

     The Representative has advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of five percent of the Common Stock offered hereby.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Arter & Hadden, Irvine, California. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Newport Beach, California.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1994 and December 31, 1995 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Commission. Reports, proxy statements, and other information filed by the Company with the Commission pursuant to the Exchange Act and the Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 9513 Key West Avenue, Rockville, Maryland 20850.

                                     VOXEL
                         (A DEVELOPMENT STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Report of Independent Auditors.........................................................  F-2
Consolidated Financial Statements
  Consolidated Balance Sheets..........................................................  F-3
  Consolidated Statements of Operations................................................  F-4
  Consolidated Statements of Convertible Redeemable Preferred Stock and Shareholders'
     Equity (Deficit)..................................................................  F-5
  Consolidated Statements of Cash Flows................................................  F-8
Notes to Consolidated Financial Statements.............................................  F-9

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Voxel

     We have audited the accompanying consolidated balance sheets of Voxel (a development stage company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, convertible redeemable preferred stock and common shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995 and for the period from April 15, 1988 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Voxel (a development stage company) at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the period from April 15, 1988 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Orange County, California
February 12, 1996

                                     VOXEL
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                            DECEMBER 31,
                                                    ----------------------------      MARCH 31,
                                                       1994             1995             1996
                                                    -----------     ------------     ------------
                                                                                     (UNAUDITED)
Currents assets:
  Cash and cash equivalents.......................  $   612,801     $  4,398,193     $    174,821
  Short-term investments..........................    5,094,946               --        2,522,509
  Other current assets............................       27,776           33,751           35,580
                                                    -----------     ------------     ------------
Total current assets..............................    5,735,523        4,431,944        2,732,910
Property and equipment:
  Furniture and equipment.........................      916,099          995,861        1,054,082
  Leasehold improvements..........................      200,935          200,935          222,473
                                                    -----------     ------------     ------------
                                                      1,117,034        1,196,796        1,276,555
  Less accumulated depreciation and
     amortization.................................     (463,384)        (671,065)        (720,874)
                                                    -----------     ------------     ------------
                                                        653,650          525,731          555,681
Other assets (net of accumulated amortization of
  $57,226 in 1994, $65,573 in 1995, and $67,661 in
  1996)...........................................       30,311           21,964           19,876
                                                    -----------     ------------     ------------
Total assets......................................  $ 6,419,484     $  4,979,639     $  3,308,467
                                                    ===========     ============     ============

                              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses...........  $   184,347     $    424,204     $    307,567
  Short-term note payable.........................           --          104,500               --
  Current portion of lease obligation.............      142,994           81,276           79,308
                                                    -----------     ------------     ------------
Total current liabilities.........................      327,341          609,980          386,875
Long-term lease obligation........................      108,392           27,964           11,034
Commitments
Shareholders' equity:
  Convertible Series C preferred stock,
     no par value:
     Authorized shares -- 4,000,000;
       Issued and outstanding shares -- none in
       1994, 4,000,000 in 1995, and
       1,666,668 in 1996..........................           --        3,600,000        1,500,001
  Common stock, no par value:
     Authorized shares -- 15,000,000;
       Issued and outstanding shares -- 4,099,017
       in 1994, 4,228,869 in 1995, and 4,956,817
       in 1996....................................   15,977,587       16,312,571       18,446,531
  Deficit accumulated during the development
     stage........................................   (9,963,836)     (15,540,876)     (17,005,974)
  Notes receivable from shareholders..............      (30,000)         (30,000)         (30,000)
                                                    -----------     ------------     ------------
Total shareholders' equity........................    5,983,751        4,341,695        2,910,558
                                                    -----------     ------------     ------------
Total liabilities and shareholders' equity........  $ 6,419,484     $  4,979,639     $  3,308,467
                                                    ===========     ============     ============

See accompanying notes.

                                     VOXEL
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                       PERIOD FROM                                  PERIOD FROM
                                                                      APRIL 15, 1988                               APRIL 15, 1988
                                                                         (DATE OF         THREE MONTHS ENDED          (DATE OF
                                    YEAR ENDED DECEMBER 31,           INCEPTION) TO            MARCH 31,           INCEPTION) TO
                            ---------------------------------------    DECEMBER 31,    -------------------------     MARCH 31,
                               1993          1994          1995            1995           1995          1996            1996
                            -----------   -----------   -----------   --------------   -----------   -----------   --------------
                                                                                       -----------   (UNAUDITED)   --------------

Net revenues............... $        --   $        --   $        --    $          --   $        --   $        --    $          --
Costs and expenses:
  Research and
    development............   1,190,959     2,923,938     3,618,857        9,128,770       972,569     1,004,821       10,133,591
  General and
    administrative.........   1,182,637     1,484,002     2,123,918        5,999,046       413,355       496,875        6,495,921
                            -----------   -----------   -----------   --------------   -----------   -----------   --------------
                              2,373,596     4,407,940     5,742,775       15,127,816     1,385,924     1,501,696       16,629,512
                            -----------   -----------   -----------   --------------   -----------   -----------   --------------
  Loss from operations.....  (2,373,596)   (4,407,940)   (5,742,775)     (15,127,816)   (1,385,924)   (1,501,696)     (16,629,512)
  Interest expense.........    (233,532)     (407,449)      (33,069)        (801,056)      (10,417)       (4,225)        (805,281)
  Interest income..........      10,020        58,613       198,804          387,996        75,632        40,823          428,819
                            -----------   -----------   -----------   --------------   -----------   -----------   --------------
Net loss................... $(2,597,108)  $(4,756,776)  $(5,577,040)   $ (15,540,876)  $(1,320,709)  $(1,465,098)   $ (17,005,974)
                            ============  ============  ============   =============   ============  ============   =============
Pro forma net loss......... $(2,419,575)  $(4,480,789)
                            ============  ============
Net loss per share.........                             $     (1.33)                   $     (0.32)  $     (0.33)
                                                        ============                   ============  ============
Pro forma net loss per
  share.................... $     (1.18)  $     (1.67)
                            ============  ============
Shares used in computing
  net loss per share.......   2,043,842     2,677,788     4,183,355                      4,108,794     4,499,303
                            ============  ============  ============                   ============  ============


See accompanying notes.

                                     VOXEL
                         (A DEVELOPMENT STAGE COMPANY)

       CONSOLIDATED STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
                       AND SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                                        COMMON
                                          SERIES A PREFERRED       SERIES B PREFERRED          SERIES C PREFERRED        STOCK
                                          -------------------   ------------------------     -----------------------   ---------
                                           SHARES     AMOUNT      SHARES       AMOUNT          SHARES       AMOUNT      SHARES
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Issuance of common stock at $.26 per
 share in exchange for notes............        --   $     --           --   $        --             --   $       --      38,870
Issuance of common stock at $.26 per
  share in exchange for shares of
  Holoplex stock and cancellation of
  indebtedness of $35,454 ..............        --         --           --            --             --           --     349,831
Net loss................................        --         --           --            --             --           --          --
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Balance at December 31, 1988............        --         --           --            --             --           --     388,701
  Repurchase of common stock for cash at
    $.26 per share......................        --         --           --            --             --           --     (97,175)
  Net loss..............................        --         --           --            --             --           --          --
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Balance at December 31, 1989............        --         --           --            --             --           --     291,526
  Issuance of Series A preferred stock
    at $.10 per share in exchange for
    cash of $16,000 and cancellation of
    indebtedness of $33,081.............   490,801     49,081           --            --             --           --          --
  Issuance of Series A preferred stock
    at $.10 per share in exchange for
    cancellation of accrued interest of
    $210................................     2,103        210           --            --             --           --          --
  Net loss..............................        --         --           --            --             --           --          --
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Balance at December 31, 1990............   492,904     49,291           --            --             --           --     291,526
  Issuance of Series B preferred stock
    at $.10 per share in exchange for
    cancellation of indebtedness........        --         --       87,500         8,750             --           --          --
  Issuance of common stock at $.26 per
    share in exchange for notes
    receivable..........................        --         --           --            --             --           --      77,740
  Issuance of Series B preferred stock
    at $.60 per share in exchange for
    cash of $3,130,000 and cancellation
    of indebtedness and related interest
    of $610,875.........................        --         --    6,234,791     3,740,875             --           --          --
  Repurchase of common stock at $.26 per
    share for cash of $3,523 and
    cancellation of advances receivable
    of $17,727..........................        --         --           --            --             --           --     (82,599)
  Contribution to capital -- forgiveness
    of indebtedness by shareholders.....        --         --           --            --             --           --          --
  Net loss..............................        --         --           --            --             --           --          --
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Balance at December 31, 1991............   492,904     49,291    6,322,291     3,749,625             --           --     286,667
  Net loss..............................        --         --           --            --             --           --          --
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Balance at December 31, 1992............   492,904     49,291    6,322,291     3,749,625             --           --     286,667
  Net loss..............................        --         --           --            --             --           --          --
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Balance at December 31, 1993............   492,904     49,291    6,322,291     3,749,625             --           --     286,667

                                                          DEFICIT        NOTES
                                                        ACCUMULATED    RECEIVABLE
                                                         DURING THE       FROM
                                                        DEVELOPMENT      SHARE-
                                            AMOUNT         STAGE        HOLDERS        TOTAL
                                          -----------   ------------   ----------   -----------
Issuance of common stock at $.26 per
 share in exchange for notes............  $    10,000   $         --    $ (10,000)  $        --
Issuance of common stock at $.26 per
  share in exchange for shares of
  Holoplex stock and cancellation of
  indebtedness of $35,454 ..............       90,000             --           --        90,000
Net loss................................           --       (142,845)          --      (142,845)
                                          -----------   ------------   ----------   -----------
Balance at December 31, 1988............      100,000       (142,845)     (10,000)      (52,845)
  Repurchase of common stock for cash at
    $.26 per share......................      (25,000)            --           --       (25,000)
  Net loss..............................           --       (253,632)          --      (253,632)
                                          -----------   ------------   ----------   -----------
Balance at December 31, 1989............       75,000       (396,477)     (10,000)     (331,477)
  Issuance of Series A preferred stock
    at $.10 per share in exchange for
    cash of $16,000 and cancellation of
    indebtedness of $33,081.............           --             --           --            --
  Issuance of Series A preferred stock
    at $.10 per share in exchange for
    cancellation of accrued interest of
    $210................................           --             --           --            --
  Net loss..............................           --       (238,560)          --      (238,560)
                                          -----------   ------------   ----------   -----------
Balance at December 31, 1990............       75,000       (635,037)     (10,000)     (570,037)
  Issuance of Series B preferred stock
    at $.10 per share in exchange for
    cancellation of indebtedness........           --             --           --            --
  Issuance of common stock at $.26 per
    share in exchange for notes
    receivable..........................       20,000             --      (20,000)           --
  Issuance of Series B preferred stock
    at $.60 per share in exchange for
    cash of $3,130,000 and cancellation
    of indebtedness and related interest
    of $610,875.........................           --             --           --            --
  Repurchase of common stock at $.26 per
    share for cash of $3,523 and
    cancellation of advances receivable
    of $17,727..........................      (21,250)            --           --       (21,250)
  Contribution to capital -- forgiveness
    of indebtedness by shareholders.....       20,000             --           --        20,000
  Net loss..............................           --       (513,771)          --      (513,771)
                                          -----------   ------------   ----------   -----------
Balance at December 31, 1991............       93,750     (1,148,808)     (30,000)   (1,085,058)
  Net loss..............................           --     (1,461,144)          --    (1,461,144)
                                          -----------   ------------   ----------   -----------
Balance at December 31, 1992............       93,750     (2,609,952)     (30,000)   (2,546,202)
  Net loss..............................           --     (2,597,108)          --    (2,597,108)
                                          -----------   ------------   ----------   -----------
Balance at December 31, 1993............       93,750     (5,207,060)     (30,000)   (5,143,310)

                                     VOXEL
                         (A DEVELOPMENT STAGE COMPANY)

       CONSOLIDATED STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
               AND SHAREHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)

                                                                                                                        COMMON
                                          SERIES A PREFERRED       SERIES B PREFERRED          SERIES C PREFERRED        STOCK
                                          -------------------   ------------------------     -----------------------   ---------
                                           SHARES     AMOUNT      SHARES       AMOUNT          SHARES       AMOUNT      SHARES
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Balance at December 31, 1993............   492,904   $ 49,291    6,322,291   $ 3,749,625             --   $       --     286,667
  Stock option exercise at $.51 per
    share...............................        --         --           --            --             --           --         834
  Amortization of deferred
    compensation........................        --         --           --            --             --           --          --
  Conversion of Series A preferred stock
    to common stock at the rate of
    5.145346 shares of preferred to one
    share of common.....................  (492,904)   (49,291)          --            --             --           --      95,796
  Conversion of Series B preferred stock
    to common stock at the rate of
    5.145346 shares of preferred to one
    share of common.....................        --         --   (6,322,291)   (3,749,625)            --           --   1,228,740

                                                          DEFICIT        NOTES
                                            COMMON      ACCUMULATED    RECEIVABLE
                                            STOCK        DURING THE       FROM
                                          -----------   DEVELOPMENT      SHARE-
                                            AMOUNT         STAGE        HOLDERS        TOTAL
                                          -----------   ------------   ----------   -----------
Balance at December 31, 1993............  $    93,750   $ (5,207,060)   $ (30,000)  $(5,143,310)
  Stock option exercise at $.51 per
    share...............................          429             --           --           429
  Amortization of deferred
    compensation........................      117,242             --           --       117,242
  Conversion of Series A preferred stock
    to common stock at the rate of
    5.145346 shares of preferred to one
    share of common.....................       49,291             --           --        49,291
  Conversion of Series B preferred stock
    to common stock at the rate of
    5.145346 shares of preferred to one
    share of common.....................    3,749,625             --           --     3,749,625


                                                                                                                         COMMON
                                          SERIES A PREFERRED       SERIES B PREFERRED          SERIES C PREFERRED        STOCK
                                          -------------------   ------------------------     -----------------------   ---------
                                           SHARES     AMOUNT      SHARES       AMOUNT          SHARES       AMOUNT      SHARES
                                          --------   --------   ----------   -----------     ----------   ----------   ---------


  Issuance of 1,900,000 Units at $5.50
    per Unit in initial public offering
    for cash of $10,400,005 and
    cancellation of indebtedness of
    $49,995, net of underwriting
    discounts and commissions and
    offering expenses...................        --         --           --            --             --           --   1,900,000
  Issuance of unit purchase option for
    $100................................        --         --           --            --             --           --          --
  Conversion of promissory notes
    ($2,460,000 of principal and
    $453,520 of interest) to common
    stock at the rate of $5.00 per
    share...............................        --         --           --            --             --           --     582,704
  Issuance of common stock in payment
    for services totaling $21,380.......                   --           --            --             --           --       4,276
  Net loss..............................        --         --           --            --             --           --          --
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Balance at December 31, 1994............        --         --           --            --             --           --   4,099,017
  Amortization of deferred
    compensation........................                   --           --            --                          --          --
  Bridge Warrant exercise of 120,000
    shares at $2.50 per share...........        --         --           --            --             --           --     120,000
  Stock option exercise at $.51 per
    share...............................        --         --           --            --             --           --       6,139
  Issuance of common stock in payment
    for services totaling $9,000........        --         --           --            --             --           --       1,143
  Stock option exercise at $1.03 per
    share...............................        --         --           --            --             --           --       2,570
  Issuance of Series C preferred stock
    at $1.00 per share, net of
    underwriting commissions and
    expenses............................        --         --           --            --      4,000,000    3,600,000          --
  Net loss..............................        --         --           --            --             --           --          --
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Balance at December 31, 1995............        --         --           --            --      4,000,000    3,600,000   4,228,869

                                                          DEFICIT        NOTES
                                            COMMON      ACCUMULATED    RECEIVABLE
                                            STOCK        DURING THE      FROM
                                          -----------   DEVELOPMENT      SHARE-
                                            AMOUNT         STAGE        HOLDERS        TOTAL
                                          -----------   ------------   ----------   -----------
  Issuance of 1,900,000 Units at $5.50
    per Unit in initial public offering
    for cash of $10,400,005 and
    cancellation of indebtedness of
    $49,995, net of underwriting
    discounts and commissions and
    offering expenses...................    9,032,250             --           --     9,032,250
  Issuance of unit purchase option for
    $100................................          100             --           --           100
  Conversion of promissory notes
    ($2,460,000 of principal and
    $453,520 of interest) to common
    stock at the rate of $5.00 per
    share...............................    2,913,520             --           --     2,913,520
  Issuance of common stock in payment
    for services totaling $21,380.......       21,380             --           --        21,380
  Net loss..............................           --     (4,756,776)          --    (4,756,776)
                                          -----------   ------------   ----------   -----------
Balance at December 31, 1994............   15,977,587     (9,963,836)     (30,000)    5,983,751
  Amortization of deferred
    compensation........................       20,205             --           --        20,205
  Bridge Warrant exercise of 120,000
    shares at $2.50 per share...........      300,000             --           --       300,000
  Stock option exercise at $.51 per
    share...............................        3,131             --           --         3,131
  Issuance of common stock in payment
    for services totaling $9,000........        9,000             --           --         9,000
  Stock option exercise at $1.03 per
    share...............................        2,648             --           --         2,648
  Issuance of Series C preferred stock
    at $1.00 per share, net of
    underwriting commissions and
    expenses............................           --             --           --     3,600,000
  Net loss..............................           --     (5,577,040)          --    (5,577,040)
                                          -----------   ------------   ----------   -----------
Balance at December 31, 1995............   16,312,571    (15,540,876)     (30,000)    4,341,695



                                     VOXEL
                         (A DEVELOPMENT STAGE COMPANY)

       CONSOLIDATED STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
               AND SHAREHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)

                                                                                                                        COMMON
                                          SERIES A PREFERRED       SERIES B PREFERRED          SERIES C PREFERRED        STOCK
                                          -------------------   ------------------------     -----------------------   ---------
                                           SHARES     AMOUNT      SHARES       AMOUNT          SHARES       AMOUNT      SHARES
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Balance at December 31, 1995............        --   $     --           --   $        --      4,000,000   $3,600,000   4,228,869
  Amortization of deferred compensation
    (unaudited).........................        --         --           --            --             --           --          --
  Bridge warrant exercise of 10,000
    shares at $2.50 per share
    (unaudited).........................        --         --           --            --             --           --      10,000
  Conversion of Series C preferred stock
    to common stock (unaudited).........        --         --           --            --     (2,333,332)  (2,099,999)    717,948
  Net loss (unaudited)..................        --         --           --            --             --           --          --
                                          --------   --------   ----------   -----------     ----------   ----------   ---------
Balance at March 31, 1996 (unaudited)...        --   $     --           --   $        --      1,666,668   $1,500,001   4,956,817
                                          ========   ========    =========    ==========      =========    =========    ========

                                                          DEFICIT        NOTES
                                            COMMON      ACCUMULATED    RECEIVABLE
                                            STOCK        DURING THE       FROM
                                          -----------   DEVELOPMENT      SHARE-
                                            AMOUNT         STAGE        HOLDERS        TOTAL
                                          -----------   ------------   ----------   -----------
Balance at December 31, 1995............  $16,312,571   $(15,540,876)   $ (30,000)  $ 4,341,695
  Amortization of deferred compensation
    (unaudited).........................        8,961             --           --         8,961
  Bridge warrant exercise of 10,000
    shares at $2.50 per share
    (unaudited).........................       25,000             --           --        25,000
  Conversion of Series C preferred stock
    to common stock (unaudited).........    2,099,999             --           --            --
  Net loss (unaudited)..................           --     (1,465,098)          --    (1,465,098)
                                          -----------   ------------   ----------   -----------
Balance at March 31, 1996 (unaudited)...  $18,446,531   $(17,005,974)   $ (30,000)  $ 2,910,558
                                           ==========    ===========     ========    ==========


See accompanying notes.

                                     VOXEL
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                           THREE
                                                                                                                          MONTHS
                                                                                                                           ENDED
                                                                                                                         MARCH 31,
                                                                                                    PERIOD FROM         -----------
                                                                                                  APRIL 15, 1988           1995
                                                         YEAR ENDED DECEMBER 31,                (DATE OF INCEPTION)     -----------
                                               --------------------------------------------       TO DECEMBER 31,
                                                  1993             1994            1995                1995             (UNAUDITED)
                                               -----------     ------------     -----------     -------------------     -----------
OPERATING ACTIVITIES
Net loss...................................    $(2,597,108)    $ (4,756,776)    $(5,577,040)       $ (15,540,876)       $(1,320,709)
Adjustments to reconcile net loss to cash
 used in operating activities:
 Depreciation..............................        138,988          188,298         207,681              671,065             40,499
 Amortization..............................          8,754            8,348           8,347               65,573              2,088
 Amortization of deferred compensation.....             --          138,622          20,205              158,827                 --
 Change in operating assets and
   liabilities:
   Other current assets....................        (25,995)           9,642          (5,975)             (61,478)            10,325
   Accounts payable and accrued expenses...         (4,769)          58,121         248,857              582,960            (27,901)
   Short-term note payable.................             --               --         104,500              104,500                 --
                                               -----------     ------------     -----------        -------------        -----------
Net cash used in operating activities......     (2,480,130)      (4,353,745)     (4,993,425)         (14,019,429)        (1,295,698)
INVESTING ACTIVITIES
Purchases of property and equipment........       (375,409)        (132,702)        (79,762)          (1,037,788)           (23,905)
Increase in other assets...................             --               --              --              (32,992)                --
Decrease (increase) in short-term
 investments...............................             --       (4,969,946)      5,094,946                   --          1,260,564
                                               -----------     ------------     -----------        -------------        -----------
Net cash provided by (used in) investing
 activities................................       (375,409)      (5,102,648)      5,015,184           (1,070,780)         1,236,659
FINANCING ACTIVITIES
Sale of common stock, net of registration
 costs.....................................             --        8,982,684         305,779            9,259,940             50,000
Sale of unit purchase option...............             --              100              --                  100                 --
Increase in notes payable..................      1,857,075        3,256,445              --            5,682,706                 --
Payments on notes payable..................             --       (2,150,005)             --           (2,150,577)                --
Proceeds from issuance of preferred stock,
 net of offering costs.....................             --               --       3,600,000            6,746,000                 --
Proceeds from sale/leaseback transaction...        142,945          105,262              --              406,104                 --
Payments on capital lease obligation.......       (100,646)        (160,233)       (142,146)            (455,871)           (70,598)
                                               -----------     ------------     -----------        -------------        -----------
Net cash provided by financing
 activities................................      1,899,374       10,034,253       3,763,633           19,488,402            (20,598)
                                               -----------     ------------     -----------        -------------        -----------
Net increase (decrease) in cash and cash
 equivalents...............................       (956,165)         577,860       3,785,392            4,398,193            (79,637)
Cash and cash equivalents at the beginning
 of period.................................        991,106           34,941         612,801                   --            612,801
                                               -----------     ------------     -----------        -------------        -----------
Cash and cash equivalents at end of
 period....................................    $    34,941     $    612,801     $ 4,398,193        $   4,398,193        $   533,164
                                               ===========     ============     ===========        =============        ===========
Cash paid for interest.....................    $    56,457     $     70,185     $    33,069        $     190,489        $    10,417
                                               ===========     ============     ===========        =============        ===========
Cash paid (refund received) for income
 taxes.....................................    $     3,620     $     (2,000)    $       800        $       5,750        $       800
                                               ===========     ============     ===========        =============        ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in exchange for
 cancellation of indebtedness..............    $        --     $  2,963,515     $        --        $   2,998,969        $        --
Issuance of Series A preferred stock in
 exchange for cancellation of
 indebtedness..............................    $        --     $         --     $        --        $      33,291        $        --
Issuance of Series B preferred stock in
 exchange for cancellation of
 indebtedness..............................    $        --     $         --     $        --        $     619,625        $        --
Conversion of Series A preferred stock to
 common stock..............................    $        --     $     49,291     $        --        $      49,291        $        --
Conversion of Series B preferred stock to
 common stock..............................    $        --     $  3,749,625     $        --        $   3,749,625        $        --
Conversion of Series C preferred stock to
 common stock..............................    $        --     $         --     $        --        $          --        $ 2,099,989
Forgiveness of indebtedness by
 shareholders..............................    $        --     $         --     $        --        $      20,000        $        --
Capital lease transaction for equipment....    $     3,871     $         --     $        --        $     260,710        $        --
Issuance of common stock in exchange for
 cancellation of payable...................    $        --     $         --     $     9,000        $       9,000        $        --



                                                                  PERIOD FROM
                                           THREE MONTHS ENDED    APRIL 15, 1988
                                                MARCH 31,      (DATE OF INCEPTION)
                                                  1996          TO MARCH 31, 1996
                                           ------------------  -------------------
                                            ------------(UNAUDITED)-------------
OPERATING ACTIVITIES
Net loss...................................  $(1,465,098)       $ (17,005,974)
Adjustments to reconcile net loss to cash
 used in operating activities:
 Depreciation..............................       49,809              720,874
 Amortization..............................        2,088               67,661
 Amortization of deferred compensation.....        8,961              167,788
 Change in operating assets and
   liabilities:
   Other current assets....................       (1,829)             (63,307)
   Accounts payable and accrued expenses...     (116,637)             466,323
   Short-term note payable.................     (104,500)                  --
                                             -----------         ------------
Net cash used in operating activities......   (1,627,206)         (15,646,635)
INVESTING ACTIVITIES
Purchases of property and equipment........      (79,759)          (1,117,547)
Increase in other assets...................           --              (32,992)
Decrease (increase) in short-term
 investments...............................   (2,522,509)          (2,522,509)
                                             -----------         ------------
Net cash provided by (used in) investing
 activities................................   (2,602,268)          (3,673,048)
FINANCING ACTIVITIES
Sale of common stock, net of registration
 costs.....................................       25,000            9,284,940
Sale of unit purchase option...............           --                  100
Increase in notes payable..................           --            5,682,706
Payments on notes payable..................           --           (2,150,577)
Proceeds from issuance of preferred stock,
 net of offering costs.....................           --            6,746,000
Proceeds from sale/leaseback transaction...           --              406,104
Payments on capital lease obligation.......      (18,898)            (474,769)
                                             -----------         ------------
Net cash provided by financing
 activities................................        6,102           19,494,504
                                             -----------         ------------
Net increase (decrease) in cash and cash
 equivalents...............................   (4,223,372)             174,821
Cash and cash equivalents at the beginning
 of period.................................    4,398,193                   --
                                             -----------         ------------
Cash and cash equivalents at end of
 period....................................  $   174,821        $     174,821
                                             ===========        =============
Cash paid for interest.....................  $     4,225        $     194,714
                                             ===========        =============
Cash paid (refund received) for income
 taxes.....................................  $       800        $       6,550
                                             ===========        =============
SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in exchange for
 cancellation of indebtedness..............  $        --        $   2,998,969
Issuance of Series A preferred stock in
 exchange for cancellation of
 indebtedness..............................  $        --        $      33,291
Issuance of Series B preferred stock in
 exchange for cancellation of
 indebtedness..............................  $        --        $     619,625
Conversion of Series A preferred stock to
 common stock..............................  $        --        $      49,291
Conversion of Series B preferred stock to
 common stock..............................  $        --        $   3,749,625
Conversion of Series C preferred stock to
 common stock..............................  $ 3,099,999
Forgiveness of indebtedness by
 shareholders..............................  $        --        $      20,000
Capital lease transaction for equipment....  $        --        $     260,710
Issuance of common stock in exchange for
 cancellation of payable...................  $        --        $       9,000

See accompanying notes.

                                     VOXEL

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Voxel (the "Company") was incorporated in the State of California on April 15, 1988. The Company is developing a system for producing and viewing volumetric holograms which will interface with existing medical scanning equipment and yield authentic three-dimensional images.

  Basis of Presentation

     The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern. The Company has lost approximately $2.6 million, $4.8 million, and $5.6 million in 1993, 1994, and 1995, respectively, and has an accumulated deficit of approximately $15.5 million at December 31, 1995. The Company lost approximately $1.5 million in the first quarter of 1996 and has an accumulated deficit of approximately $17.0 million at March 31, 1996 (unaudited). The Company's operations have mainly consisted of research and development, marketing and capital raising activities. The Company has not completed the development of its products. Through December 31, 1995, the Company has financed the development of its products primarily through the issuance of approximately $7.4 million ($6.7 million net of underwriting commissions and offering expenses) in preferred stock, approximately $3.0 million in common stock in exchange for cancellation of indebtedness, and approximately $10.4 million ($9.0 million net of underwriting commissions and offering expenses) in units (each consisting of a share of common stock and a warrant to purchase an additional share of common stock). The units were sold in the Company's initial public offering.

     Ultimately, the Company's success will be dependent upon its ability to achieve profitable operations. Management's plans include the successful completion of the development, production, and marketing of its products, achieving profitable operations and obtaining additional financing through the public and private placement markets as needed. The Company believes that available cash will be sufficient to meet the Company's operating expenses and capital requirements for the first three quarters of 1996. However, the Company will require additional funding on one or more occasions in order to achieve its operating objectives. The delay in manufacturing of initial production units has increased the Company's requirements for capital. The amount and timing of the Company's future capital requirements will depend upon many factors, including progress of the Company's research and development and the extent and timing of acceptance of the Company's products. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all, when required by the Company. In the event the Company is unable to obtain additional funding in 1996, management will reduce or postpone certain product development and marketing activities in order to maintain cash liquidity through the fourth quarter of 1996.

  Interim Financial Information

     The consolidated financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 are unaudited but include all adjustments, (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its consolidated financial position, operating results, and cash flows. Results for interim periods are not necessarily indicative of results to be expected for the entire year.

                                     VOXEL

  Investments

     Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. The adoption did not have a significant impact on the Company's consolidated financial statements. Management determines the appropriate classification of such securities at the time of purchase and reevaluates such classification as of each balance sheet date. Based on its intent, the Company's investments are classified as available-for-sale and are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income. Short-term investments held by the Company have consisted of certificates of deposit, U.S. government securities, and commercial paper. As of December 31, 1994 and 1995, there were no material gross unrealized gains or losses as the carrying value of the portfolio approximated fair value. Gross unrealized gains and losses on sales of securities for the years ended December 31, 1994 and 1995, were not material. The cost of securities sold is based on the specific identification method.

  Long-Lived Assets

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121") in March 1995. The Company will adopt SFAS No. 121 during 1996. Such adoption will not have a material effect on the Company's consolidated results of operations or financial position.

  Stock Option Plans

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") in October 1995. SFAS No. 123 establishes financial accounting and reporting standards for stock-based compensation plans and to transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees. The new accounting standards prescribed by SFAS No. 123 are optional, and the Company may continue to account for its plans under previous accounting standards. The Company does not expect to adopt the new accounting standards, consequently, SFAS No. 123 will not have an impact on the Company's consolidated results of operations or financial position. However, appropriate pro forma disclosures will be made in 1996.

  Concentration of Credit Risk

     Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of cash and short-term investments. The Company maintains its cash and short-term investments with one major bank and one major securities firm. At December 31, 1994 and December 31, 1995, the Company had cash totaling $49,622 and $0, respectively, in excess of Federal Deposit Insurance Corporation insurance limits. At December 31, 1994, the Company had cash and cash equivalents totaling $488,172 in excess of Securities Investors Protection Corporation ("SIPC") limits and short-term investments totaling $4,520,870 in excess of SIPC limits. Also, at December 31, 1995 the Company had cash and cash equivalents totaling $4,268,533 in excess of SIPC limits.

  Stock Split

     On June 17, 1994, the Company's Board of Directors approved a one-for-5.145346 reverse stock split of its common stock, which became effective on June 24, 1994. Unless otherwise indicated, the accompanying consolidated financial statements have been adjusted retroactively to reflect the stock split.

                                     VOXEL

  Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and Holoplex Systems, an inactive subsidiary chartered in the United Kingdom. All significant intercompany accounts and transactions have been eliminated.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful life of the property or equipment which is from five to seven years.

  Other Assets

     Other assets include patent rights which are being amortized on a straight-line basis over their estimated useful life of ten years.

  Per Share Information

     Net loss per share has been calculated using the weighted average number of shares of common stock outstanding.

     Pro forma net loss per share is computed using: (1) the weighted average number of shares of common stock outstanding; (2) the dilutive effects of common equivalent shares from stock options and warrants; (3) pursuant to the requirements of the Securities and Exchange Commission (the "SEC"), common equivalent shares issued during the twelve-month period prior to the initial public offering, whether dilutive or antidilutive, are presumed to have been issued in contemplation of the public offering and have been included in the calculation as if they were outstanding for all periods prior to the initial public offering (using the treasury stock method for stock options and warrants and the initial public offering price assumed to be allocated to the common stock portion of the Unit of $5.00 per share); (4) the pro forma effect of conversion of all outstanding shares of Series A and Series B convertible redeemable preferred stock into common stock which occurred upon the closing of the Company's initial public offering of securities; and (5) the pro forma effect of conversion of convertible subordinated notes payable to shareholders into common stock, determined using the if-converted method, which occurred upon the closing of the Company's initial public offering of securities. Additionally, net loss is adjusted for the related interest expense incurred during the period.

     Supplemental pro forma net loss per share is computed based on the number of shares used to compute pro forma earnings per share, as described above, adjusted to give effect to the issuance of common shares to retire amounts outstanding on the Company's notes payable to shareholders at the beginning of the period. Additionally, net loss is adjusted for the related interest expense incurred during the period.

     Supplemental pro forma net loss per share is as follows:

                                                                          YEAR ENDED
                                                                       DECEMBER 31, 1994
                                                                       -----------------
        Supplemental pro forma net loss per share....................         $(1.55)
                                                                           =========
        Number of shares used in computing supplemental pro forma net
          loss per share.............................................      2,842,288
                                                                           =========

                                     VOXEL

 2. CONVERTIBLE PREFERRED STOCK

     On December 29, 1995 the Company completed a $4.0 million ($3.6 million, net of offering expenses) financing by issuing 4,000,000 shares of Series C convertible preferred stock (the "Series C Stock") to several institutional investors in a private financing.

     The Series C Stock carries an 8% annual dividend payable only in common stock at the time of conversion, a liquidation preference for a period of 105 days after the initial issuance date of Series C Stock (the "Issuance Date"), and voting rights as required by law. Each holder of Series C Stock may convert its shares into common stock as follows: one-third of such holder's shares may be converted on or after 45 days from the Issuance Date, an additional one-third on or after 75 days from the Issuance Date, and the final one-third, on or after 105 days from the Issuance Date. The conversion price of the Series C Stock is the lesser of (a) the Closing Price of the common stock on the Issuance Date or
(b) 80% of the Closing Price on the date of conversion. The Closing Price as of a given date is defined as the average closing bid price of the common stock over the five-day trading period ending on the day prior to such date. The number of shares of common stock into which the Series C Stock is convertible is computed as the number of shares of Series C Stock being converted divided by the conversion price in effect at the time of conversion. At December 31, 1995, the Company had reserved up to 1,500,000 shares of common stock for the conversion of the Series C Stock. At March 31, 1996, 2,333,332 shares of Series C Stock had been converted into an aggregate of 717,948 shares of common stock and 1,666,668 shares of Series C Stock remained outstanding (unaudited).

 3. STOCK OPTION PLANS

     The Company's 1992 Stock Plan (the "1992 Plan") permits the Company to grant incentive stock options to employees at 100% of the fair value of the Company's common stock at the date of grant, and nonqualified stock options at no less than 85% of the fair value of the Company's common stock at the grant date. However, options granted to employees owning more than 10% of all classes of stock of the Company at the grant date are to be at no less than 110% of the fair market value of the Company's common stock. Vesting begins on either the grant date or, if different, on the vesting commencement date specified by the Board of Directors. Such vesting is subject to continued employment with the Company.

     Information with respect to options granted under the 1992 Plan is summarized as follows:

                                                               SHARES UNDER OUTSTANDING OPTIONS
                                                             ------------------------------------
                                                 SHARES                                 AGGREGATE
                                                AVAILABLE               OPTION PRICE    EXERCISE
                                                FOR GRANT    SHARES      PER SHARE        PRICE
                                                ---------    -------    ------------    ---------
    Balance at December 31, 1992.............     240,451    128,815     $     0.51     $  66,280
      Grants.................................     (25,946)    25,946           0.51        13,350
                                                 --------    -------     ----------     ---------
    Balance at December 31, 1993.............     214,505    154,761           0.51        79,630
      Shares authorized......................     194,350         --             --            --
      Grants.................................    (212,478)   212,478      0.51-6.00       232,077
      Exercises and Forfeitures..............       1,498     (2,332)          0.51        (1,200)
                                                 --------    -------     ----------     ---------
    Balance at December 31, 1994.............     197,875    364,907      0.51-6.00     $ 310,507
      Grants.................................     (50,776)    50,776      3.88-8.63       333,229
      Exercises and Forfeitures..............       9,657    (18,367)     0.51-1.03       (13,400)
                                                 --------    -------     ----------     ---------
    Balance at December 31, 1995.............     156,756    397,316      0.51-8.63       630,336
      Grants (unaudited).....................     (55,544)    55,544           2.63       146,081
      Exercises and Forfeitures
         (unaudited).........................      20,500    (20,500)     8.25-8.63      (171,215)
                                                 --------    -------     ----------     ---------
    Balance at March 31, 1996 (unaudited)....     121,712    432,360     $0.51-8.63     $ 605,202
                                                 ========    =======     ==========     =========

                                     VOXEL

     At December 31, 1994 and December 31, 1995, options to purchase approximately 290,630 shares and 324,557 shares, respectively, were exercisable. At March 31, 1996, options to purchase approximately 350,012 shares (unaudited) were exercisable.

     The 1992 Plan also permits the Company to grant stock purchase rights at no less than 85% of the fair value of the Company's common stock at the grant date. No stock purchase rights have been granted as of December 31, 1995.

     In March 1994, the Company adopted the 1994 Executive Stock Option Plan (the 1994 Plan) under which options may only be granted to Company executives. Under the 1994 Plan, 310,961 shares have been reserved for issuance. The 1994 Plan permits the Company to grant incentive stock options and nonqualified stock options. Incentive stock options may be granted at no less than 100% of the fair market value of the Company's common stock at the date of grant and incentive stock options granted to employees owning more than 10% of all classes of stock of the Company at the grant date are to be at no less than 110% of the fair market value of the Company's common stock. Vesting begins on either the grant date or, if different, on the vesting commencement date specified by the Board of Directors. In March 1994, the Company granted options under the 1994 Plan to purchase 23,322 shares of the Company's common stock at $1.03 per share. Vesting of these options is contingent upon the achievement of certain product development milestones. In July 1995, 11,661 of the above mentioned options were forfeited. Separately, in May 1995, the Company granted options under the 1994 Plan to purchase 15,000 shares of the Company's common stock at $1.50 per share, which vest ratably over a four year period. In January 1996, the Company granted options under the 1994 Plan to purchase an aggregate of 47,500 shares of common stock at $2.63 per share, of which 22,500 vest ratably over a four year period and 25,000 vest upon the achievement of a financing milestone (unaudited).

 4. WARRANTS

     The Company sold 1,900,000 Units in its initial public offering. Each unit consisted of one share of common stock and one redeemable Class A warrant. The Class A Warrants carry an exercise price of $6.25, subject to adjustment, are immediately exercisable and expire on September 27, 1999. The Class A Warrants are also subject to redemption by the Company at $0.05 per warrant if the price of the Company's common stock exceeds $9.00 for twenty consecutive business days or upon written consent from the underwriter of the Company's initial public offering.

     The Company has granted to an investment banker a warrant to purchase 1,944 shares of the Company's common stock at an exercise price of $3.09 per share. The warrant will be exercisable through August 31, 1998.

     Warrants were also issued by the Company as discussed in Notes 6 and 8. At December 31, 1994 and December 31, 1995, the Company has reserved 2,118,140 shares and 1,998,140 shares of common stock for all outstanding warrants.

 5. INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are recognized and measured on the likelihood of realization of the related tax benefits in the future.

     At December 31, 1995, the Company had approximately $5,300,000 of net operating loss carryforwards for federal income tax purposes which begin to expire in 2003. In addition, the Company has net operating loss carryforwards for California income tax purposes of approximately $2,700,000 which begin to expire in 1998.

                                     VOXEL

The Company also has general business credit carryforwards for federal and California income tax purposes of $345,000 and $192,000, respectively, which expire in 2007.

     For the year ended December 31, 1995, the Company did not incur any current or deferred, federal or state, income tax expense.

     The reconciliation of income tax expense (benefit) computed at U.S. federal statutory rates to income tax expense (benefit) for the year ended December 31, 1993, 1994, and 1995 is as follows:

                                                                 DECEMBER 31,
                                                   -----------------------------------------
                                                     1993           1994            1995
                                                   ---------     -----------     -----------
    Tax at U.S. statutory rate...................  $(883,000)    $(1,665,000)    $(1,896,000)
    Losses without benefit.......................    883,000       1,665,000       1,896,000
                                                   ---------     -----------     -----------
    Income tax expense...........................  $      --     $        --     $        --
                                                   =========     ===========     ===========

     Deferred income taxes reflects the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets and liabilities as of December 31, 1994 and 1995 are as follows:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Deferred tax liabilities:
      Tax depreciation in excess of book depreciation.........  $        --     $  (128,000)
    Deferred tax assets:
      Capitalized research and development costs..............  $ 2,574,000     $ 4,270,000
      Capitalized start-up costs..............................       65,000          33,000
      Operating loss carryforwards............................    1,465,000       2,087,000
      General business credit carryforwards...................      200,000         537,000
      Other, net..............................................      (20,000)          4,000
                                                                -----------     -----------
                                                                  4,284,000       6,931,000
      Valuation allowance.....................................   (4,284,000)     (6,803,000)
                                                                -----------     -----------
    Net deferred tax assets...................................  $        --     $        --
                                                                ===========     ===========

     The Tax Reform Act of 1986 contains provisions which could substantially limit the availability of the net operating loss carryforwards if there is a greater than 50% change in ownership during a three year period. As a result of the public offering in November 1994, the Company experienced an ownership change, resulting in a limitation on the utilization of its net operating loss carryforwards. The limitation is based upon the value of the stock on that date. Management believes that the limitation will not have a material adverse effect on the Company's ability to utilize fully its net operating loss carryforwards. The ultimate realization of the loss carryforwards is dependent upon the future profitability of the Company.

 6. NOTES PAYABLE TO SHAREHOLDERS

  Notes Payable to Shareholders

     In April 1993, the Company executed convertible subordinated promissory notes with five of its major shareholders, pursuant to which the Company was able to borrow up to $2.46 million. Interest on all outstanding principal borrowings accrued at a basic rate of 6% per annum during the one-year period following the initial principal borrowing date. In April 1994, all amounts payable were extended through November 1994 and the basic interest rate was increased to 9% per annum. Additional amounts of interest equal to 4% of

                                     VOXEL
each principal borrowing accrued on the date of each borrowing, and an additional 4% of the total principal borrowings then outstanding accrued on each of the dates 90, 180, and 270 days from the initial principal borrowing date. All principal and interest due as of November 1, 1994 was repaid by the issuance of the Company's common stock upon the closing of the initial public offering.

     In April 1994, the Company issued unsecured promissory notes to five of its major shareholders in an aggregate principal amount of $400,000. The notes accrued interest at a rate of 9% per annum and matured on November 1, 1994, the date on which the Company's initial public offering closed. In June 1994, an additional amount aggregating $800,000 was borrowed by the Company under these same terms and from the same shareholders. As of November 1, 1994, all principal and interest due on such notes was repaid in cash from the proceeds of the initial public offering.

  Bridge Financing

     On July 25, 1994, the Company issued unsecured promissory notes aggregating $1,000,000 and warrants to acquire 200,000 shares of common stock. The notes were repaid from the proceeds of the initial public offering. The warrants are exercisable for five years at a per share exercise price equal to $2.50. As of December 31, 1995, warrants to acquire 120,000 of such shares have been exercised.

 7. COMMITMENTS

     The Company leases office space under an operating lease which expires in February 1998 and which provides for increases in base rent of 6% annually. Rent expense was $81,489, $101,468 and $132,767 in 1993, 1994, and 1995,
respectively. Aggregate future minimum payments under these leases as of December 31, 1995 total $146,839, $155,649, and $26,924 for the years ended December 31, 1996, 1997, and 1998, respectively.

 8. CAPITAL LEASE OBLIGATIONS

     Included in property and equipment at December 31, 1994 and 1995 are leased assets with a total cost of $667,107 and $251,314, respectively, which have a net book value of $400,016 and $143,299, respectively. Except for certain telephone equipment, all equipment under capital leases is leased from the same lessor. Certain of these leased assets were previously purchased by the Company and then sold to the lessor at cost. In addition, the lessor received a warrant to purchase 16,196 shares of common stock at $3.09 per share. The warrant is currently exercisable and expires in 2003.

     At December 31, 1995, future minimum payments under capital lease obligations are as follows:

        Year ending December 31, 1996.....................................  $ 95,191
        Year ending December 31, 1997.....................................    22,162
        Year ending December 31, 1998.....................................     7,691
                                                                            ---------
        Total payments....................................................   125,044
        Less amount representing interest.................................   (15,804)
                                                                            ---------
                                                                             109,240
        Less current portion..............................................   (81,276)
                                                                            ---------
        Long-term portion.................................................  $ 27,964
                                                                            =========

                 [VOXEL'S DIGITAL HOLOGRAPHY SYSTEM SCHEMATIC]

Data collected by CT or MR scanners are commonly displayed as a series of cross-sectional slices printed side by side on film. In Voxel's Digital Holography System (which will not be commercially available for at least four months), the data are also printed as a series of cross-sectional slices on film, but they are arranged one behind another on a single sheet of film. The resulting image is a transparent three-dimensional model of a patient's anatomy.

Neurosurgeons at a clinical research site review a Voxgram in preparation for surgery.

                           [NEUROSURGEONS AT CLINIC]

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Dilution..............................   12
Use of Proceeds.......................   13
Price Range of Common Stock...........   14
Dividend Policy.......................   14
Capitalization........................   15
Selected Consolidated Financial
  Data................................   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   17
Business..............................   20
Management............................   32
Certain Transactions..................   36
Principal Shareholders................   38
Debt Financings.......................   39
Description of Securities.............   40
Shares Eligible for Future Sale.......   43
Underwriting..........................   44
Legal Matters.........................   45
Experts...............................   45
Additional Information................   46
Index to Consolidated Financial
  Statements..........................  F-1

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                      LOGO

                              2,300,000 Shares of
                                  Common Stock

                              --------------------
                                   PROSPECTUS
                              --------------------

                                CRUTTENDEN ROTH
                                  INCORPORATED
                                           , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses of this filing are estimated as follows:


                                                                            EXPENSE
                                                                            --------
        Registration Fee -- Securities and Exchange Commission............  $  5,829
        NASD Filing Fee...................................................     2,468
        Nasdaq Additional Listing Fee*....................................    50,000
        Printing and Engraving Expenses*..................................    70,000
        Legal Fees and Expenses*..........................................    50,000
        Accounting Fees and Expenses*.....................................    25,000
        Blue Sky Filing Fees and Expenses*................................    30,000
        Transfer Agent Fees and Expenses*.................................     3,500
        Non-Accountable Expense Allowance*+...............................   225,750
        Miscellaneous*....................................................    43,953
                                                                            --------
                  Total...................................................  $506,500
                                                                            ========


- ---------------

* Estimated and subject to amendment.
+ Assumes an offering price of $7.50 per share and assumes that the Underwriters' over-allotment option is not exercised.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IV of the Articles of Incorporation of the Registrant provides as follows:

          "1 Limitation of Directors' Liability. The liability of directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

           2 Indemnification of Directors and Officers. The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

           3 Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification."

     Sections 1, 2, and 8 of the Registrant's Indemnification Agreement entered into with each of its directors and executive officers provides as follows:

     "1. INDEMNIFICATION.

          (a) Third Party Proceedings. The Company shall indemnify Indemnitee if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Indemnitee in connection with such action or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Company, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe that Indemnitee's conduct was unlawful.

          (b) Proceedings By or in the Right of the Company. The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, to the fullest extent permitted by law, amounts paid in settlement, in each case to the extent actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such action or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company and its shareholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company in the performance of Indemnitee's duty to the Company and its shareholders unless and only to the extent that the court in which such action or proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

     2. EXPENSES: INDEMNIFICATION PROCEDURE.

          (a) Advancement of Expenses. The Company shall advance all expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 1(a) or (b) hereof (but not amounts actually paid in settlement of any such action or proceeding). Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to Indemnitee within twenty (20) days following delivery of a written request therefor by Indemnitee to the Company.

          (b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). Notice shall be deemed received three business days after the date postmarked if sent by domestic certified or registered mail, properly addressed; otherwise notice shall be deemed received when such notice shall actually be received by the Company. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

          (c) Procedure. Any indemnification provided for in Section 1 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company's Articles of Incorporation or By-laws providing for indemnification, is not paid in full by the Company within forty five (45) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 12 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys' fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company, and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Subsection 2(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties' intention that if the Company contests Indemnitee's right to indemnification, the question of Indemnitee's right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

          (d) Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 2(b) hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

          (e) Selection of Counsel. In the event the Company shall be obligated under Section 2(a) hereof to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his counsel in any such proceeding at Indemnitee's expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee's counsel shall be at the expense of the Company.

     8. EXCEPTIONS.

          Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

          (a) Excluded Acts. To indemnify Indemnitee for any acts or omissions or transactions from which a director may not be relieved of liability under the California General Corporation Law; or

          (b) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 317 of the California General Corporation Law, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

          (c) Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

          (d) Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Company; or

          (e) Claims Under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute."

                                   * * * * *

     Section 204 of the California Corporations Code provides as follows:

          "10. Provisions eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders, as set forth in Section 309, provided, however, that (A) such a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310, or (vii) under Section 316, (B) no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

          11. A provision authorizing, whether by bylaw, agreement, or otherwise, the indemnification of agents (as defined in Section 317) in excess of that expressly permitted by Section 317 for those agents of the corporation for breach of duty to the corporation and its stockholders, provided, however, that the provision may not provide for indemnification of any agent for any acts or omissions or transactions from which a director may not be relieved of liability as set forth in the exception to paragraph (10) or as to circumstances in which indemnity is expressly prohibited by Section 317."

                                   * * * * *

     Section 317 of the California Corporations Code provides as follows:

          "(a) For the purposes of this section, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (r) of subdivision (e).

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

          (c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

          No indemnification shall be made under this subdivision for any of the following:

             (1) In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

             (2) Of amounts paid in settling or otherwise disposing of a pending action without court approval.

             (3) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

          (d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

          (e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

             (1) A majority vote of a quorum consisting of directors who are not parties to such proceeding.

             (2) If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

             (3) Approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon.

             (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

          (f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section.

          (g) The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (a) of section 204.

     The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by
     Section 317" or "to the fullest extent permissible under California law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitations required by, paragraph (11) of subdivision (1) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

          (h) No indemnification or advice shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstance where it appears:

             (1) That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

             (2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

          (i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against that liability under this section. The fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision
     91) of Section 204; or (2) (A) the company issuing the insurance policy is organized licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction of organization, (B) the company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

          (j) This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) of Section 207."

     Insofar as indemnification for liabilities arising under federal securities laws may be permitted to directors or officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such laws and is, therefore, unenforceable. Under certain circumstances, the Company might be required to submit to a court the question of whether such indemnification is permissible before it could indemnify directors for such liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Within the past three years, the Company has issued and sold the following unregistered securities:

          1. In April 1993, the Company issued unsecured promissory notes to five of its shareholders in the aggregate principal amount of $2,460,000. In exchange for the notes, the Company received total proceeds equal to their principal amount, funded through several drawdowns during the period from May 1993 through April 1994. These notes and the accrued interest thereon were exchanged for shares of Common Stock upon the closing of the IPO.

          2. In May 1994, the Company issued 834 shares of Common Stock in exchange for $429 upon the exercise of an option granted under the 1992 Plan.

          3. In July 1994, the Company issued unsecured promissory notes in the aggregate principal amount of $1,000,000 and warrants to purchase 200,000 shares of Common Stock to unaffiliated individual and institutional investors. In exchange for these securities, the Company received gross cash proceeds of $1,000,000.

          4. In November 1994, the Company issued 4,276 shares of Common Stock to a marketing consultant as compensation for services valued at $21,380.

          5. In May 1995, the Company issued 875 shares of Common Stock in exchange for $446 upon the exercise of options granted under the 1992 Plan.

          6. In August 1995, the Company issued 7,834 shares of Common Stock in exchange for $5,333 upon the exercise of options granted under the 1992 Plan.

          7. In August 1995, the Company issued 1,143 shares of Common Stock to a consultant as compensation for services valued at $9,000.

          8. As of December 29, 1995, the Company issued 4,000,000 shares of Series C Convertible Preferred Stock to unaffiliated foreign investors. In exchange for these securities, the Company received gross cash proceeds of $4,000,000.

     No underwriters were involved in the issuances of the securities referenced in paragraphs 1, 2, 4, 5, 6, and 7 above. A.R. Baron & Co., Inc. was the exclusive placement agent for the securities referenced in paragraph 3 above and received a fee of $100,000 for its services as placement agent. Feltman & Company was the exclusive placement agent for the securities referenced in paragraph 8 above and received a fee of $400,000 for its services as placement agent.

     None of the securities described in Items 1 through 7 above was registered under the Securities Act in reliance upon the exemption in Section 4(2) of the Securities Act for transactions not involving a public offering. In the issuance referenced in paragraph 1 above, such reliance was based upon the sophistication and small number of the purchasers. All of the purchasers in the issuance were institutional investors, all of which are professional venture capital investors. In the issuances referenced in paragraphs 2, 4, 5, 6, and 7 above, such reliance was based upon the purchaser's familiarity with the Company. The purchasers in such issuances were (i) an employee with over one and one-half years managerial responsibility at the Company at the time of issuance, (ii) a professional consultant who had performed services for the Company for over one and one-half years at the time of issuance, (iii) an employee with over three years administrative management responsibility with the Company at the time of issuance, (iv) a senior executive with over two years of managerial responsibility at the Company at the time of issuance, and (v) a professional consultant who had performed services for the Company from time to time over the preceding three years, respectively. In the issuance referenced in paragraph 3 above, such reliance was based upon (i) the small number of purchasers (eight),
(ii) representations by each purchaser as to investment intent, experience in financial and business matters, opportunity to ask questions, access to information, and accredited investor status, and (iii) the contents of a questionnaire completed by each purchaser in support of its accredited investor status.

     The securities described in Item 8 above were not registered under the Securities Act in reliance upon the exemption in Regulation S for offers and sales made outside the United States. Such reliance was based upon representations received from each purchaser that, inter alia, (a) such purchaser was not a U.S. person as defined by Rule 902 under Regulation S, (b) such purchaser was outside the United States at the time the buy order for the transaction was originated, and (c) such purchaser would not resell the securities to U.S. persons or within the United States until after the end of the forty-day period commencing on the date of completion of the offering thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) Exhibits


        NUMBER                                     DESCRIPTION
        -------     -------------------------------------------------------------------------
          +1.1      Form of Underwriting Agreement
          *3.1      Amended and Restated Articles of Incorporation of the Company, as filed on August 2, 1991 and as amended on May 24, 1993 and June 24, 1994 (Filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1,
                    Registration #33-81938, which was declared effective on September 27,
                    1994 (the "IPO Filing"))
          *3.2      By-laws of the Company (Filed as Exhibit 3.2 to the IPO Filing)
          *3.3      Certificate of Amendment to the Amended and Restated Articles of
                    Incorporation of the Company (Filed as Exhibit 3.3 to the Company's
                    Report on Form 8-K dated January 15, 1996 (the "January '96 8-K"))
          *4.1      Specimen Certificate for Common Stock (Filed as Exhibit 4.1 to the IPO
                    Filing)
          *4.2      Form of Unit Purchase Option (Filed as Exhibit 4.2 to the IPO Filing)
          *4.3      Form of Warrant Agreement (including Form of Class A Warrant) among the
                    Company, A.R. Baron & Co., Inc. ("Baron") and American Stock Transfer &
                    Trust Company (Filed as Exhibit 4.3 to the IPO Filing)
          *4.4      Escrow Agreement among Voxel, Baron and Chemical Bank (Filed as Exhibit
                    4.4 to the IPO Filing)
          *4.5      Form of Bridge Warrant (Filed as Exhibit 4.5 to the IPO Filing)
          *4.6      Certificate of Determination for the Series C Preferred Stock (Filed as
                    Exhibit 4.6 to the January '96 8-K)
          +4.7      Form of Common Stock Warrant between the Company and Cruttenden Roth
                    Incorporated
          +5.1      Opinion of Arter & Hadden, counsel to the Company
         *10.1      License Agreement between Voxel and Holoplex Systems dated April 11, 1990
                    (Filed as Exhibit 10.1 to the IPO Filing)
         *10.2      Agreement between Voxel and Dynamic ReSolutions Inc. dated April 29, 1994
                    (Filed as Exhibit 10.2 to the IPO Filing)
         *10.3+     Employment Agreement between Voxel and Dr. Allan M. Wolfe dated June 1,
                    1994 (Filed as Exhibit 10.3 to the IPO Filing)
         *10.4+     1992 Stock Plan (Filed as Exhibit 10.4 to the IPO Filing)
         *10.5+     1994 Executive Stock Option Plan (Filed as Exhibit 10.5 to the IPO
                    Filing)
         *10.6      Master Lease Agreement between Voxel and Pacific Venture Finance, Inc.
                    dated December 16, 1991 (Filed as Exhibit 10.6 to the IPO Filing)
         *10.7      Amendment No. 1 to Master Lease Agreement between Voxel and MMC/GATX
                    Partnership No. I dated April 30, 1993 (Filed as Exhibit 10.7 to the IPO
                    Filing)
         *10.8      Industrial Lease Agreement between Voxel and Saddleback II Associates dated June 7, 1994 regarding 26081 Merit Circle, Suite 116, Laguna Hills,
                    California (Filed as Exhibit 10.8 to the IPO Filing)
         *10.9      Industrial Lease Agreement between Voxel and Saddleback II Associates dated August 6, 1991 regarding 26081 Merit Circle, Suite 117, Laguna
                    Hills, California, together with renewal amendment thereto dated June 7,
                    1994 (Filed as Exhibit 10.9 to the IPO Filing)
          10.10     Not Used

        NUMBER                                     DESCRIPTION
        -------     -------------------------------------------------------------------------
         *10.11     Form of Merger and Acquisition Agreement between Voxel and Baron, providing for a fee to Baron upon consummation of certain transactions between the Company and a party introduced to the Company by Baron (Filed as Exhibit 10.11 to the IPO Filing)
         *10.12     Form of Indemnification Agreement entered into between Voxel and each of its directors and executive officers (Drs. Wolfe and Anderson, Messrs.
                    Dishlip, Dreyfous, Holliman, Besseling, Hart, and Rudin) (Filed as
                    Exhibit 10.12 to the IPO Filing)
         *10.13     Investor Agreement among the Company and all purchasers of Bridge Notes, together with form of Bridge Note (Filed as Exhibit 10.13 to the IPO
                    Filing)
         *10.14     Development Agreement between Voxel and General Scanning, Inc. dated
                    August 3, 1994 (Filed as Exhibit 10.14 to the IPO Filing)
         *10.15     Letter Agreement between General Scanning, Inc. and Voxel dated January
                    30, 1995 (Filed as Exhibit 10.15 to the Company's Report on Form 10-K for
                    the year ended December 31, 1994)
         *10.16     Form of Preferred Stock Subscription Agreement (Filed as Exhibit 10.16 to
                    the January '96 8-K)
         *11.1      Statement re Computation of Per Share Earnings
         *21.1      List of subsidiaries of the Company (Filed as Exhibit 21.1 to the IPO
                    Filing)
         +23.1      Consent of Ernst & Young LLP
         *23.2      Consent of Arter & Hadden
         *24.1      Power of Attorney
         *27        Financial Data Schedule
         *99.1      Press Release, dated October 5, 1995 (Filed as Exhibit 99.1 to the
                    Company's 8-K dated October 5, 1996)
         *99.2      Press Release, dated January 15, 1995 (Filed as Exhibit 99.2 to the
                    January '96 8-K)


- ---------------

*   Items so noted were previously filed.

+   Items so noted are filed herewith.

+   Indicates management contract or compensation plan or arrangement.

     (B) Financial Statement Schedules

     All schedules are omitted because they are not required or the required information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on behalf of the undersigned, thereunto duly authorized, in the City of Laguna Hills, State of California, on July 30, 1996.


                                          Voxel

                                          By:      /s/  ALLAN M. WOLFE

                                            ------------------------------------
                                                       Allan M. Wolfe
                                                Chief Executive Officer and
                                                        President

                                          By:      /s/  MURRAY E. RUDIN

                                            ------------------------------------
                                                      Murray E. Rudin
                                              Principal Financial Officer and
                                                Principal Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                  TITLE                    DATE
- -----------------------------------------------    ---------------------------    --------------
        /s/  ALLAN M. WOLFE, M.D.                           Director               July 30, 1996
- -----------------------------------------------
             Allan M. Wolfe, M.D.

                 /s/  *                                     Director               July 30, 1996
- -----------------------------------------------
           James B. Anderson, Ph.D.

                 /s/  *                                     Director               July 30, 1996
- -----------------------------------------------
                Alan S. Dishlip

                 /s/  *                                     Director               July 30, 1996
- -----------------------------------------------
               James C. Dreyfous

                 /s/  *                                     Director               July 30, 1996
- -----------------------------------------------
             John M. Holliman, III

       */s/  ALLAN M. WOLFE, M.D.
- -----------------------------------------------
             Allan M. Wolfe, M.D.

           /s/  MURRAY E. RUDIN
- -----------------------------------------------
                Murray E. Rudin
               Attorneys-in-Fact

                               INDEX TO EXHIBITS


                                                                                     SEQUENTIALLY
                                                                                       NUMBERED
NUMBER                                   DESCRIPTION                                     PAGE
- ------     ------------------------------------------------------------------------  ------------
  1.1      Form of Underwriting Agreement..........................................
  4.7      Form of Common Stock Warrant between the Company and Cruttenden Roth
           Incorporated............................................................
  5.1      Opinion of Arter & Hadden, counsel to the Company.......................
 23.1      Consent of Ernst & Young LLP............................................
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